Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

AMERICAN WATER WORKS COMPANY, INC.,

NEW YORK AMERICAN WATER COMPANY, INC.

AND

LIBERTY UTILITIES CO.

DATED AS OF NOVEMBER 20, 2019

ARTICLE 1
DEFINITIONS

1.1	CERTAIN DEFINITIONS	1

1.2	ADDITIONAL DEFINED TERMS	10

ARTICLE 2
PURCHASE AND SALE

2.1	PURCHASE AND SALE	11

2.2	ESTIMATED PURCHASE PRICE	11

2.3	PRELIMINARY CLOSING STATEMENT	12

2.4	PURCHASE PRICE ADJUSTMENT; FINAL CLOSING STATEMENT	12

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	SELLER	14

3.2	COMPANY	15

3.3	SUBSIDIARY	15

3.4	CAPITALIZATION	16

3.5	FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES	17

3.6	LITIGATION	18

3.7	TAXES AND ASSESSMENTS	18

3.8	PERMITS AND APPROVALS; COMPLIANCE WITH LAWS; PUC	19

3.9	ENVIRONMENTAL LAWS	19

3.10	PROPERTIES	20

3.11	CONTRACTS	21

3.12	INSURANCE POLICIES	22

3.13	INTELLECTUAL PROPERTY	22

3.14	LABOR MATTERS	22

3.15	EMPLOYEE BENEFITS	23

3.16	BROKERS	25

3.17	AFFILIATE OBLIGATIONS	25

3.18	LIMITATIONS	25

-ii-

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	ORGANIZATION	26

4.2	AUTHORIZATION	26

4.3	NO CONFLICT	26

4.4	LITIGATION	26

4.5	FINANCIAL ABILITY	26

4.6	INVESTMENT INTENT	26

4.7	QUALIFICATION; BONDING	27

4.8	SOLVENCY	27

4.9	BROKERS	27

ARTICLE 5
COVENANTS OF THE PARTIES

5.1	REGULATORY COMPLIANCE; CONSENTS	27

5.2	INTERIM PERIOD ACCESS	29

5.3	POST-CLOSING RETENTION AND ACCESS TO RECORDS	30

5.4	PRESS RELEASES	30

5.5	OPERATION OF BUSINESS	31

5.6	EMPLOYEE MATTERS	33

5.7	FURTHER ASSURANCES	39

5.8	EXCLUSIVITY	39

5.9	TERMINATION OF AFFILIATE OBLIGATIONS	39

5.10	CONFIDENTIALITY	39

5.11	DIRECTORS’ AND OFFICERS’ INSURANCE	40

5.12	PURCHASER’S DUE DILIGENCE INVESTIGATION	42

5.13	RELEASE OF SUPPORT OBLIGATIONS	44

5.14	TRANSITION TEAM	45

5.15	EMINENT DOMAIN PROCEEDINGS.	46

5.16	RATE CASE COOPERATION	47

5.17	SELLER MARKS	47

ARTICLE 6
CONDITIONS TO CLOSING

6.1	CONDITIONS OF THE SELLER TO CLOSING	47

6.2	CONDITIONS OF THE PURCHASER TO CLOSING	48

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ARTICLE 7
CLOSING

7.1	TIME AND PLACE OF THE CLOSING	49

7.2	SELLER’S DELIVERABLES	50

7.3	PURCHASER’S DELIVERABLES	50

ARTICLE 8
TAX MATTERS

8.1	LIABILITY FOR TAXES	51

8.2	PREPARATION AND FILING OF COMPANY TAX RETURNS	51

8.3	ACCESS TO INFORMATION	52

8.4	CONTEST PROVISIONS	53

8.5	POST-CLOSING ACTIONS WHICH AFFECT THE SELLER’S TAX LIABILITY	53

8.6	REFUNDS	53

8.7	SECTION 338(H)(10) ELECTION	54

ARTICLE 9
TERMINATION

9.1	TERMINATION	55

9.2	EFFECT OF TERMINATION	56

ARTICLE 10
INDEMNIFICATION; LIMITATIONS

10.1	NO SURVIVAL; EXCLUSIVE REMEDY; REPRESENTATIONS AND WARRANTIES INSURANCE POLICY	56

10.2	REPRESENTATIONS AND WARRANTIES INSURANCE POLICY	57

10.3	INDEMNIFICATION FOR FUNDAMENTAL REPRESENTATIONS AND COVENANTS	57

ARTICLE 11
MISCELLANEOUS

11.1	COUNTERPARTS	58

11.2	NOTICES	58

11.3	SALES OR USE TAX, RECORDING FEES AND SIMILAR TAXES AND FEES	60

11.4	EXPENSES	60

11.5	GOVERNING LAW	60

11.6	DISPUTE RESOLUTION	60

11.7	CAPTIONS	60

11.8	WAIVERS	61

-iv-

11.9	ASSIGNMENT	61

11.10	ENTIRE AGREEMENT	61

11.11	AMENDMENT	61

11.12	NO THIRD-PERSON BENEFICIARIES	61

11.13	SEVERABILITY	61

11.14	TIME OF THE ESSENCE	62

11.15	REFERENCES	62

11.16	CONSTRUCTION	62

11.17	SPECIFIC PERFORMANCE	62

11.18	LEGAL REPRESENTATION	63

-v-

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of November 20, 2019, by and among American Water Works Company, Inc., a Delaware corporation (the “Seller”), New York American Water Company, Inc., a New York corporation (the “Company”), and Liberty Utilities Co,, a Delaware corporation (the “Purchaser”, and, together with the Seller and the Company, the “Parties”).

RECITALS

WHEREAS, the Seller owns, beneficially and of record, all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, the Company owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Mt. Ebo Sewage Works, Inc. (the “Subsidiary”).

WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, on the terms and conditions set forth in this Agreement, the Shares.

WHEREAS, concurrent with the execution of this Agreement, Algonquin Power & Utilities Corp., the ultimate parent of Purchaser, has executed and delivered a to Seller a guarantee of all payment obligations of Purchaser arising hereunder or in connection herewith on or prior to the Closing of the transactions contemplated hereby (the “Purchaser Guarantee”).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement:

(a) “Accounting Principles” means the accounting methods, practices, principles, policies, procedures, conventions, classifications, definitions, judgments, assumptions, techniques and valuation and estimation methodologies that were used by the Company in the preparation of the Balance Sheet, applied on a consistent basis, and set forth on Schedule 1.2(a).

(b) “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise; provided, however, that after the Closing, the Company and the Subsidiary shall be Affiliates of the Purchaser and not Affiliates of the Seller.

(c) “Base Amount” means Six Hundred Eight Million Dollars ($608,000,000).

(d) “Business” means the business of: (i) storing, supplying, distributing, and selling potable and irrigation water to the public, (ii) wholesale water transmission, (iii) wastewater treatment, and (iv) related services and activities in franchised territories in the State of New York.

(e) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York, United States of America.

(f) “Business Employees” means the employees of the Company and the Subsidiary as of the Closing, including any such employees who are not actively at work on the Closing Date due to a leave of absence covered by the Family and Medical Leave Act of 1993 or any other authorized leave of absence.

(g) “Capital Expenditures” means capital expenditures, capital additions and capital improvements made by or on behalf of the Company or the Subsidiary calculated in accordance with the Accounting Principles.

(h) “Capital Expenditures Budget” means the monthly budget of Capital Expenditures set forth on Schedule 1.1(h) for the period beginning on January 1, 2019 and ending on December 31, 2020; provided, that in the event the Closing Date does not occur prior to December 31, 2020, then the “Capital Expenditures Budget” for the 2021 calendar year shall be determined pursuant to Section 5.14(c).

(i) “Capital Expenditures Collar” means an amount equal to five percent (5%) of the Capital Expenditures Target.

(j) “Capital Expenditure Target” means an amount of Capital Expenditures equal to the sum of (a) the sum of the amount of monthly Capital Expenditures set forth in the Capital Expenditures Budget for the months in the period beginning with January 2019 and ending with the month immediately prior to the month in which the Closing occurs plus (b) a prorated amount of the Capital Expenditures set forth in the Capital Expenditures Budget for the month in which the Closing occurs based on the number of days in such month prior to (but not including) the Closing Date.

(k) “Closing Cash” means (i) the amount of all cash on hand at the Company and its Subsidiary and in their respective bank, lock box and other accounts as of immediately prior to the Closing (including cash resulting from the clearance of checks deposited, wire transfers and ACH payments in such accounts on or prior to the Effective Time, whether or not such clearance occurs before, on or after the Effective Time), plus (ii) the amount of all cash equivalents and marketable securities owned by the Company and its Subsidiary as of immediately prior to the Closing.

(l) “Closing Indebtedness” means the amount of consolidated Indebtedness of the Company and its Subsidiary outstanding immediately prior to the Closing.

(m) “Closing Net Working Capital” means the amount of Net Working Capital as of the Effective Time.

(n) “Closing Transaction Expenses” means, to the extent not paid by the Seller or otherwise paid prior to the Closing, the amount of Transaction Expenses incurred by the Company and its Subsidiary as of the Closing, including as a result of the Closing, regardless of when payable.

(o) “Code” means the United States Internal Revenue Code of 1986, as amended.

(p) “Company Systems” means the computer systems (including the computer Software, firmware and hardware), telecommunications, networks, peripherals, platforms and other similar or related items of automated, computerized and/or Software systems that are used or relied on by the Company or its Subsidiary.

(q) “Confidentiality Agreement” means that certain Confidentiality Agreement dated as of September 6, 2019 by and between the Purchaser and the Seller, as amended from time to time.

(r) “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services or research or development of the Company or the Subsidiary.

(s) “Contract” means any binding contract, commitment, lease, license, mortgage, bond, note or other instrument, or other legally binding agreement, and all amendments thereto, but excluding any Permits.

(t) “Current Assets” means the consolidated currents assets of the Company and its Subsidiary, including only those line items identified as “Current Assets” on the Working Capital Example, as determined in accordance with the Accounting Principles and measured as of the Effective Time and including similar types of assets in the same line item as such types of assets were included in the Working Capital Example.

(u) “Current Liabilities” mean the consolidated current liabilities of the Company and its Subsidiary, including only those line items identified as “Current Liabilities” on the Working Capital Example, as determined in accordance with the Accounting Principles and measured as of the Effective Time and including similar types of liabilities in the same line item as such types of liabilities were included in the Working Capital Example.

(v) “Data” means the data relating to the Business as currently stored in an electronic format on computer servers operated by the Seller, including financial, employee, customer payment and billing information, customer service records, and maintenance records.

(w) “DOJ” means the U.S. Department of Justice.

(x) “Downward Adjustment Amount” means an amount equal to the sum of (a) the amount of any increase of the aggregate amount of regulatory liabilities for federal accumulated deferred income Taxes resulting from the Tax Cut and Jobs Act of 2017 plus (b) the amount of any decrease of the aggregate amount of regulatory assets for excess state accumulated deferred income Taxes resulting from the change in the Qualified New York Manufacturing Exemption, in the case of clauses (a) and (b), arising solely as a result of an action or determination by a Governmental Authority between the date hereof and the Closing Date in connection with the resolution of the ongoing Tax proceeding involving the Company or the regulatory approval of the transactions contemplated herein.

(y) “Effective Time” means 12:01 a.m. local time in New York, New York on the Closing Date.

(z) “Employee Plans” means employee benefit plans, programs, arrangements and agreements (whether or not written), including, without limitation, (i) all retirement, savings and other pension plans; (ii) all health, severance, insurance, disability and other employee welfare plans; and (iii) all employment, incentive, deferred compensation, equity compensation, perquisites, severance, employment, change of control, vacation and other similar plans, programs, practices or agreements, whether or not subject to ERISA and whether covering one person or more than one person, that are maintained by the Company, its Subsidiary, or any of their respective Affiliates, including ERISA Affiliates, with respect to the Business Employees or to which the Company, its Subsidiary, or any of their respective Affiliates, including ERISA Affiliates, contributes or has an obligation to contribute on behalf of the Business Employees.

(aa) “Environmental Laws” means, as the same have been amended to the date of this Agreement, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date of this Agreement, and all similar Laws as of the date of this Agreement of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing.

(bb) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(cc) “ERISA Affiliate” means any other Person that is required to be treated as a single employer with the Seller under Section 414 of the Code or Section 4001(a)(14) of ERISA.

(dd) “Fraud” means an act, committed by a Party, with intent to deceive another Party and requires (1) a false representation of material fact made in Article 3 or Article 4 by such Party; (2) with actual knowledge that such representation is false; (3) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (4) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (5) causing such Party to suffer material loss by reason of such reliance; provided, however, that for the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

(ee) “FTC” means the Federal Trade Commission.

(ff) “GAAP” means United States generally accepted accounting principles, as consistently applied by the Company and its Subsidiary without any change in accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments, or presentation or otherwise (including with respect to the nature of accounts, level of reserves and level of accruals) from those used in the preparation of the Balance Sheet.

(gg) “Governmental Authority” means any federal, state or local government located in the United States, including any political subdivision, departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.

(hh) “Hazardous Substance” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum and petroleum-containing materials, radiation and radioactive materials, leaded paints, toxic mold or other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law.

(ii) “Holland & Knight” means Holland & Knight LLP.

(jj) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(kk) “Indebtedness” means with respect to any specified Person at the specified time, without duplication, any of the following: (i) obligations, including principal and interest, with respect to borrowed money; (ii) payment obligations evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation) that are not evidence of trade payables; (iii) payment obligations for a deferred purchase price (other than trade payables incurred in the Ordinary Course of Business, consistent with past practice); (iv) off-balance sheet financing; (v) obligations, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, surety bonds, letters of credit, or similar arrangements, but only to the extent drawn; (vi) all obligations of such Person created or arising under any conditional sale or title retention agreement; (vii) any obligation or liability required to be recorded as capital leases pursuant to GAAP; (viii) any obligation or liability of such Person (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements; (ix) any guaranty or similar instrument or Lien securing of any Indebtedness of the type referred to in clauses (i) through (viii) above, of any other Person; and (x) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing or to the prepayment thereof upon Closing; provided, however that Indebtedness shall not include any item included in the calculation of Net Working Capital or Closing Transaction Expenses.

(ll) “Intellectual Property Rights” means all of the following in all jurisdictions throughout the world: (i) patents, patent applications, patent or invention disclosures, design rights, and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation in part, division, extension or reexamination thereof; (ii) trademarks, trade names, service marks, trade dress, corporate names slogans and other indicia of source or origin, together with all goodwill associated therewith, and all translations, adaptations, derivations and combinations of the foregoing (and all logos related to the foregoing), and all registrations and applications therefor; (iii) copyrights, copyrightable or copyrighted works and mask work, and all registrations and applications therefor; (iv) internet domain names and social media accounts; (v) trade secrets and other confidential information, ideas, know how, related processes and techniques, manufacturing processes, research and development information, drawings, specifications, formulas, designs, plans, proposals, technical data and manuals, internal business information, identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors or other business relations, compilations of data and analyses, systems, records, reports, documentation, models, innovations, improvements, methods, designs, analyses, reports and all similar or related information; (vi) computer programs and software (including source code, object code, executable code, firmware, systems, tools, Data, databases, and related documentation) and software implementations of algorithms, models and methodologies (collectively, “Software”); (vii) databases, (viii) moral rights and (ix) all other intellectual property and intangible properties.

(mm) “Intercompany Debt” means all Indebtedness between the Company or its Subsidiary, on the one hand, and the Seller or any of its Affiliates (other than the Company and its Subsidiary), on the other hand.

(nn) “Knowledge of the Company” means the actual knowledge of Lynda DiMenna, John Tomac, Susan Cole, and John Kilpatrick, following due inquiry of any employee of the Seller or any of its Affiliates (i) that is a direct report to any of such individuals listed above and (ii) having responsibility for the matter in question.

(oo) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

(pp) “Legal Proceeding” means any litigation, action, arbitration, suit, hearing, claim or other similar proceeding, before or by any Governmental Authority or arbitrator.

(qq) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

(rr) “Lower NWC Target” means negative Four Million Dollars (($4,000,000)).

(ss) “Material Adverse Effect” means any change, condition or event that is materially adverse to the operations, results of operations or financial condition of the Company and its Subsidiary, taken as a whole; provided, however, that any change, condition or event, to the extent arising from, relating to, or resulting from any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) general economic, financial market, regulatory or political conditions; (ii) the announcement or pendency of any of the transactions contemplated hereby or any facts or circumstances relating to the Purchaser or its Affiliates; (iii) general changes in the industries in which the Company and its Subsidiary operate;

(iv) changes in Law; (v) changes in GAAP, or any other accounting rules, regulation, or standards; (vi) civil unrest or any act of terrorism, declaration of war or other global unrest or international hostilities; (vii) compliance with the terms of, or the taking of any action required by, this Agreement; (viii) any action taken that is required or permitted by this Agreement or that is taken at the Purchaser’s written request; (ix) any failure to take any action prohibited by this Agreement; (x) any earthquakes, landslides, hurricanes, tornados, adverse weather conditions, fire or other natural disasters, or acts of God; (xi) acts or failures to act of Governmental Authorities (where not caused by the willful or grossly negligent acts of the Seller); (xii) effects or changes that are cured or no longer exist by the earlier of the Closing; (xiii) the failure of the Company to meet or achieve the results set forth in any internal projection (it being understood that the underlying causes of the failure to meet any projection shall be take into account in determining whether a Material Adverse Effect shall have occurred, unless such cause is otherwise excepted from this definition); and (xiv) the termination of this Agreement pursuant to Article 9.

(tt) “Net Working Capital” means the amount of Current Assets minus the amount of Current Liabilities, it being understood and agreed that under no circumstances shall (i) any line item of “Current Assets” or “Current Liabilities” not included in the Working Capital Example be added or any line item of “Current Assets” or “Current Liabilities” included in the Working Capital Example be removed for any reason or for any purpose and (ii) Net Working Capital include any amounts or items to the extent included as Indebtedness or Closing Transaction Expenses.

(uu) “Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equity holders, controlling Persons, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

(vv) “Ordinary Course of Business” means, with respect to the Company or its Subsidiary, an action that is in the ordinary course of normal day-to-day operations of the Company or such Subsidiary, as applicable, consistent in nature, scope and magnitude with the past custom and practice of the Company or such Subsidiary in the operation of their respective Businesses.

(ww) “PBGC” means the Pension Benefit Guaranty Corporation.

(xx) “Permitted Lien” means:

(i) Liens for Taxes or in respect of workers’ compensation, unemployment insurance, pension or employment Laws, that are not yet due or are being contested in good faith;

(ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business or that are not yet due and payable or are being contested in good faith and by appropriate proceedings and for which reserves have been established on the Balance Sheet;

(iii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property that do not materially impair the continued use of such property in the Business in the manner in which it is currently used;

(iv) Liens to secure obligations owed to landlords, lessors or renters under leases or rental agreements for the occupancy or use of real or personal property;

(v) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security regulations;

(vi) Liens that will be discharged on or prior to the Closing Date or that will not be so discharged but that were granted with respect to Indebtedness for which the Estimated Purchase Price is reduced, if applicable, pursuant to Section 2.4;

(vii) Intellectual Property licenses; and

(viii) other non-monetary and non-financial Liens which would not, individually or in the aggregate, materially impair the continued use of such property and asset in the manner in which it is currently used.

(yy) “Person” means any individual, corporation, partnership, limited liability company, trust, estate or any other entity.

(zz) “Post-Closing Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date and ending on the last day of the Straddle Period.

(aaa) “Pre-Closing Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period beginning on the first day of the Straddle Period and ending on the Closing Date.

(bbb) “PUC” means any state public utility commission, state public service commission, or similar state regulatory body.

(ccc) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Substance into the environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance) and any condition that results in the exposure of a person to a Hazardous Substance.

(ddd) “Representations and Warranties Insurance Policy” means a Buyer-side Representations and Warranties Insurance Policy bound after the date of this Agreement that may be obtained by the Purchaser.

(eee) “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, affiliates, partners, members, stockholders, financial or other advisors, attorneys, accountants and financing sources.

(fff) “Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

(ggg) “Straddle Period Taxes” means the sum of all Taxes that accrue during the Straddle Period and are actually paid by the Seller, a third Person at the direction of the Seller, or any other Person who, directly or indirectly, owns an equity interest in the Seller.

(hhh) “Transaction Expenses” means the aggregate amount of all fees, costs and expenses incurred by, or on behalf of, and payable by the Company or its Subsidiary in connection with the transactions contemplated by this Agreement and the other documents contemplated in this Agreement, in each case to the extent unpaid as of the Closing Date, including (a) all legal, investment banking and accounting fees and fees of other advisors, and (b) any change of control, bonus, severance or similar payments required to be paid to any employee, service provider or other representative of any Company or the Subsidiary solely as a result of the transactions contemplated by this Agreement (regardless of whether such payment is to be made prior to or following the Closing), including the employer portion of any payroll or employment Taxes related thereto; provided, however that Transaction Expenses shall not include any item included in the calculation of Net Working Capital or Closing Indebtedness.

(iii) “Tax” means (i) federal, state, or local taxes, charges, fees imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments, and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in subsection (i); and (iii) any liability for any item described in subsections (i) and (ii), payable by reason of Contract, assumption, transferee liability, operation of Law, or otherwise.

(jjj) “Tax Items” means items of income, gain, loss, deduction, or credit.

(kkk) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(lll) “Upper NWC Target” means Six Million Dollars ($6,000,000).

(mmm) “Upward Adjustment Amount” means an amount equal to the sum of (a) the amount of any decrease of the aggregate amount of regulatory liabilities for federal accumulated deferred income Taxes resulting from the Tax Cut and Jobs Act of 2017 plus (b) the amount of any increase of the aggregate amount of regulatory assets for excess state accumulated deferred income Taxes resulting from the change in the Qualified New York Manufacturing Exemption, in the case of clauses (a) and (b), arising solely as a result of an action or determination by a Governmental Authority between the date hereof and the Closing Date in connection with the resolution of the ongoing Tax proceeding involving the Company or the regulatory approval of the transactions contemplated herein.

(nnn) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local, and foreign Laws related to plant closings, relocations, mass layoffs, and employment losses.

(ooo) “Working Capital Example” means a sample calculation of Net Working Capital as of September 30, 2019 prepared in accordance with the terms of this Agreement set forth on Schedule 1.1(mmm).

1.2 Additional Defined Terms. For the purposes of this Agreement, the following terms have the meanings specified in the indicated Section in this Agreement:

Defined Terms	Section
“Accounting Arbitrator”	2.4(c)
“Agreement”	Introduction
“Ancillary Documents”	3.1(a)
“APBO”	5.6(d)(iv)(B)
“Applicable Employees”	5.6(a)
“Assignment and Assumption Agreement”	7.2(a)
“Balance Sheet”	3.5(b)
“Balance Sheet Date”	3.5(b)
“Bankruptcy and Equity Exceptions”	3.1(b)
“Closing”	7.1
“Closing Date”	7.1
“Closing End Date”	9.1(b)
“Company”	Introduction
“Company Indemnified Agents”	5.11(a)
“Company Lease”	3.10(d)
“Condemnation Proceeding”	5.15(a)
“Continuing Employees”	5.6(c)(ii)
“Continuing Support Obligation”	5.13(d)
“D&O Indemnifying Person”	5.11(a)
“Dispute Notice”	2.4(b)
“EDPL”	5.15(a)
“Estimated Closing Capital Expenditures”	2.3
“Estimated Closing Cash”	2.3
“Estimated Closing Indebtedness”	2.3
“Estimated Closing Net Working Capital”	2.3
“Estimated Closing Transaction Expenses”	2.3
“Estimated Purchase Price”	2.2
“Final Closing Statement”	2.4(a)
“Final Purchase Price”	2.4(a)
“Financial Statements”	3.5(a)
“Finalization Date”	2.4(e)
“Leased Real Property”	3.10(d)
“Material Contracts”	3.11(a)

“Mt. Ebo Sewage”	Introduction
“NYWSC Pension Plan”	5.6(d)(i)(A)
“Owned Real Property”	3.10(c)
“Parties”	Introduction
“Payoff Letters”	7.2(d)
“Permit”	3.8(a)
“Preliminary Closing Statement”	2.3
“Purchase Price”	2.4(g)
“Purchaser”	Introduction
“Purchaser Plans”	5.6(c)(iv)
“Purchaser’s Pension Plan”	5.6(d)(i)(B)
“Savings Plan”	5.6(d)(iii)
“Section 338 Allocation Schedule”	8.7(a)
“Section 338 Elections”	8.7(a)
“Section 338 Regulations”	8.7(a)
“Seller”	Introduction
“Seller Marks”	5.17
“Seller Pre-Closing Communications”	11.18
“Seller Retiree Welfare Plan”	5.6(d)(iv)(A)
“Seller’s Pension Plan”	5.6(d)(i)(B)
“Seller’s VEBAs”	5.6(d)(iv)(B)
“Shares”	Introduction
“Subsidiary”	Introduction
“Support Obligations”	5.13(a)
“Tax Proceeding”	8.4
“Terminated Affiliate Obligations”	0
“Transfer Taxes”	11.3
“Transition Services Agreement”	5.14(b)
“Whitlock Farms”	Introduction

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to, and on the terms and conditions contained in, this Agreement, at the Closing, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase, assume, accept, and pay for, the Shares.

2.2 Estimated Purchase Price. At Closing, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds, an amount equal to (the “Estimated Purchase Price”):

(a) the Base Amount;

(b) plus Estimated Closing Cash;

(c) [reserved];

(d) minus Estimated Closing Indebtedness;

(e) minus Estimated Closing Transaction Expenses;

(f) plus or minus, as applicable, on a dollar-for-dollar basis, the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Upper NWC Target or less than the Lower NWC Target;

(g) plus or minus, as applicable, on a dollar-for-dollar basis, the amount by which the Estimated Closing Capital Expenditures is greater or less than the Capital Expenditures Target, provided, however, that if Estimated Closing Capital Expenditures is greater than or lesser than the Capital Expenditures Target in an amount that does not exceed the Capital Expenditures Collar, then no adjustment shall be made pursuant to this clause (g);

(h) plus or minus, as applicable, on a dollar-for-dollar basis, the amount, if any, by which (i) the aggregate amount of regulatory assets for state accumulated deferred income Taxes resulting from the change in the Qualified New York Manufacturing Exemption collected by the Company or the Subsidiary in cash from their customers between the date hereof and the Closing is greater than or lesser than (ii) the aggregate amount of regulatory liabilities for excess federal accumulated deferred income Taxes resulting from the Tax Cut and Jobs Act of 2017 paid by the Company or the Subsidiary in cash to their customers between the date hereof and the Closing; and

(i) plus or minus, as applicable, on a dollar-for-dollar basis, an amount equal to the Upward Adjustment Amount minus the Downward Adjustment Amount.

2.3 Preliminary Closing Statement. Not later than five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Purchaser, using and based upon the books and records of the Company and its Subsidiary, a statement (the “Preliminary Closing Statement”) setting forth the Seller’s good faith estimate of: (i) the Closing Cash (the “Estimated Closing Cash”); (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”); (iii) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”); (iv) the Closing Net Working Capital, prepared in accordance with the Accounting Principles (the “Estimated Closing Net Working Capital”); (v) the Closing Capital Expenditures (the “Estimated Closing Capital Expenditures”); (vi) the amounts described in Sections 2.2(h)(i) and (ii); (vii) the Upward Adjustment Amount and the Downward Adjustment Amount; and (viii) the Estimated Purchase Price as calculated in accordance with Section 2.2 based on the estimated amounts set forth in the Estimated Closing Statement.

2.4 Purchase Price Adjustment; Final Closing Statement.

(a) As soon as reasonably practicable after the Closing but not later than the forty-fifth (45th) day following the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Final Closing Statement”) setting forth the final calculation of: (i) Closing Cash; (ii) the Closing Indebtedness; (iii) the Closing Transaction Expenses; (iv) the Closing Net Working Capital (prepared in accordance with the Accounting Principles); (v) the Closing Capital Expenditures; (vi) the amounts described in Sections 2.2(h)(i) and (ii); (vii) the Upward Adjustment Amount and the Downward Adjustment Amount; and (viii) a calculation of the Estimated Purchase Price based on the amounts set forth in the Final Closing Statement (the “Final Purchase Price”). The Purchaser shall provide the Seller with reasonable documentation to support the calculation of the Final Purchase Price.

(b) As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt by Seller of the Final Closing Statement (together with all reasonable documentation to support the calculation of the Final Purchase Price), the Seller shall deliver to the Purchaser a written notice (a “Dispute Notice”) specifying the nature and amount of any dispute as to the calculation of the Final Purchase Price as set forth in the Final Closing Statement. If the Sellers fails to deliver a Dispute Notice prior to the end of the thirty (30) day period, the Seller shall be deemed to have agreed with the Purchaser’s calculation of the Final Purchase Price as set forth in the Final Closing Statement, and the Final Closing Statement shall become final and binding upon the Parties.

(c) In the event the Seller delivers to the Purchaser a Dispute Notice within prior to the end of the thirty (30) day period set forth in Section 2.4(b), the Parties shall undertake to agree on a final calculation of the Final Purchase Price no later than thirty (30) days after receipt by Purchaser of the Dispute Notice. In the event that the Parties cannot reach agreement on the Final Purchase Price within such 30-day period, any Party may submit in writing the Final Closing Statement and the Dispute Notice to the Philadelphia office of BDO USA, LLP, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm mutually acceptable to both the Purchaser and the Seller (the “Accounting Arbitrator”), for review and final determination by arbitration. Each Party agrees to sign, if requested by the Accounting Arbitrator, a reasonable engagement letter and to provide indemnity and other standard agreements that the Accounting Arbitrator requires as a condition to the engagement.

(d) The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the Final Closing Statement to the Accounting Arbitrator, which determination shall be final and binding on all Parties, without right of appeal. The Accounting Arbitrator will consider only those items and amounts included in the calculation of the Final Purchase Price that the Parties have been unable to resolve. In resolving any such disputed item, the Accounting Arbitrator shall be bound by the terms of this Agreement and may not assign a value to any disputed item greater than the greatest value for such item proposed by a Party or less than the smallest value for such item proposed by a Party. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of those items and amounts included in the calculation of the Final Purchase Price submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. The Seller and the Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. The Seller and the Purchaser shall each bear one-half of the costs and expenses of the Accounting Arbitrator.

(e) Within ten (10) days after the earlier of that date (the “Finalization Date”) that is (i) the expiration of the Seller’s thirty (30) day review period without delivery of a Dispute Notice pursuant to Section 2.4(b), and (ii) the date on which the Parties or the Accounting Arbitrator, as the case may be, determine the Final Purchase Price in accordance with this Section 2.4, (x) if the Final Purchase Price exceeds the Estimated Purchase Price, then the Purchaser shall pay such excess in immediately available funds to the Seller to an account specified by the Seller, or (y) if the Estimated Closing Purchase Price exceeds the Final Purchase Price, then the Seller shall pay such excess in immediately available funds to the Purchaser to an account designated by the Purchaser.

(f) The Seller shall use commercially reasonable efforts (but without the obligation to pay any amount to, or undertake any obligations for the benefit of, the Purchaser, the Company, its Subsidiary, or any other Person) to assist the Purchaser in preparation of the Final Closing Statement by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be requested by the Purchaser to facilitate such process. The Purchaser shall use commercially reasonable efforts (but without the obligation to pay any amount to, or undertake any obligations for the benefit of, the Seller or any other Person) to assist the Seller in its review of the Final Closing Statement by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be requested by the Seller to facilitate such process.

(g) Any amount paid pursuant to this Section 2.4 shall be the “Purchase Price” for purposes of this Agreement. Upon payment of the Purchase Price, none of the Parties to this Agreement may make or assert any further claim under this Section 2.4.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article 3, and the other terms and conditions of this Agreement, the Seller represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing, as follows:

3.1 Seller.

(a) The Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Seller is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary. The Seller has the power to enter into and perform this Agreement and all other agreements, documents and instruments relating to this Agreement (the “Ancillary Documents”) and to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(b) The execution, delivery, and performance of this Agreement and the Ancillary Documents by the Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller (and all documents required to be executed and delivered by the Seller at Closing shall be duly executed and delivered by the Seller), and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of the Seller, enforceable in accordance with their terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) equitable defenses at the discretion of the court before which any Legal Proceeding therefor may be brought (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exceptions”).

(c) Except as set forth on Schedule 3.1(c), the execution, delivery and performance of this Agreement and the Ancillary Documents by the Seller and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate the applicable governing documents of the Seller; (ii) violate any applicable Law or, except as required by the HSR Act, require any consent or other action by a Governmental Authority; (iii) to the extent not relating to Indebtedness that has been or will at or prior to Closing be satisfied pursuant to Section 7.3(b), constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Seller or to a loss of any benefit to which the Seller is entitled under any provision of any material Contract, note, bond, mortgage, indenture, or other financing instrument binding upon the Seller; or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any material asset of the Seller.

(d) There are no actions, suits, or Legal Proceedings pending or threatened in writing before any Governmental Authority or arbitrator against the Seller or any of its Affiliates which are reasonably likely to impair or delay materially the Seller’s ability to perform its obligations under this Agreement.

3.2 Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has all corporate power and authority required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation in each jurisdiction where the Business conducted by the Company requires such qualification.

(b) Except as set forth on Schedule 3.2(b), the execution, delivery and performance of this Agreement and the other documents required to be executed and delivered at Closing by the Seller and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate the applicable governing documents of the Company; (ii) violate any applicable Law or, except as required by the HSR Act, require any consent or other action by a Governmental Authority; (iii) except to the extent not relating to Indebtedness that has been or will at or prior to Closing be satisfied pursuant to Section 7.3(b), require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any material Contract, note, bond, mortgage, indenture, or other financing instrument binding upon the Company; or (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) on any material asset of the Company.

(c) The Seller has made available to the Purchaser true and complete copies of the articles of incorporation and bylaws of the Company and its Subsidiary, as amended, each as of the date of this Agreement.

3.3 Subsidiary.

(a) The Subsidiary is a corporation duly organized and validly existing under the Laws of its respective jurisdiction of incorporation as set forth in Schedule 3.3 and has all corporate power and authority required to carry on its business as now conducted. The Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction in which its Business requires such qualification, except where the failure to so qualify would not, in the aggregate, have a Material Adverse Effect. Other than the Subsidiary, the Company does not own, directly or indirectly, any equity interest in any other Person.

(b) The execution, delivery and performance of this Agreement and the other documents required to be executed and delivered at Closing by the Seller and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate the applicable organizational or governing documents of the Subsidiary; (ii) violate any applicable Law or, except as required by the HSR Act, require any consent or other action by a Governmental Authority; (iii) except not relating to Indebtedness that has been or will at or prior to Closing be satisfied pursuant to Section 7.3(b), require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Subsidiary or to a loss of any benefit to which the Subsidiary is entitled under any provision of any material Contract, note, bond, mortgage, indenture, or other financing instrument binding upon the Subsidiary; or (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) on any material asset of the Subsidiary.

3.4 Capitalization.

(a) The Seller has good and valid title to the Shares free and clear of any Liens (other than restrictions on transfer that may be imposed by applicable securities Laws or in the Company’s governing documents). Other than this Agreement and the Company’s governing documents, the Shares are not subject to any voting or other Contract, including any agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

(b) The Shares are duly authorized and validly issued and outstanding, fully paid, non-assessable (except as expressly authorized by the terms of the Company’s governing documents and except for any obligation to return distributions under New York Law) and have not been issued in violation of any preemptive rights. Except for the Shares, there are no outstanding equity interests in the Company, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of such equity interests. Other than pursuant to this Agreement and other than as provided for in the Company’s governing documents, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which the Seller or the Company is or may become obligated to issue or sell any securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company other than as provided for in the Company’s governing documents.

(c) The issued and outstanding capital stock of the Subsidiary is owned by the Company free and clear of any Liens other than restrictions on transfers that may be imposed by applicable securities Laws, or in the Subsidiary’s governing documents. Other than this Agreement and their respective governing documents, the issued and outstanding capital stock in the Subsidiary are not subject to any voting agreement or other Contract, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such capital stock.

(d) The entire equity ownership of the Subsidiary consists of the equity interests as set forth in Schedule 3.3. In each case, all of such equity interests are duly authorized and validly issued and outstanding, fully paid, non-assessable (except as expressly authorized by the terms of the applicable governing documents of the Subsidiary and except for any obligation to return distributions under New York Law) and have not been issued in violation of any preemptive rights. Except for the equity interests shown on Schedule 3.3, there are no outstanding equity interests in the Subsidiary, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of such equity interests. Other than pursuant to this Agreement (or the transactions contemplated hereby), there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments, subscriptions, preemptive rights, stock appreciation rights, phantom stock, profit participation rights, calls or commitments of any character whatsoever, relating to the capital stock of the Subsidiary, to which the Subsidiary is a party or bound. There are no outstanding obligations of the Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of the Subsidiary.

3.5 Financial Statements; No Undisclosed Liabilities.

(a) The unaudited consolidated balance sheet of the Company and the Subsidiary as of December 31, 2017 and 2018, and the related unaudited consolidated statements of income and cash flows of the Company and the Subsidiary for the years ended December 31, 2017 and 2018 (the “Financial Statements”), were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and the Subsidiary as of December 31, 2017 and 2018, and their consolidated results of operations and cash flows for the fiscal years then ended. True, correct and complete copies of such Financial Statements have been made available to the Purchaser.

(b) The balance sheet and the related unaudited consolidated statements of income of the Company and the Subsidiary for the six-months ended June 30, 2019 (the “Balance Sheet Date”) are attached to Schedule 3.5(b) (the “Balance Sheet”), and were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated, and fairly present in all material respects the consolidated financial position of the Company and the Subsidiary as of the Balance Sheet Date and their consolidated results of operations for the period referred to therein, subject to normal year-end adjustments (which are not, in the aggregate, reasonably expected to be material) and the absence of notes otherwise required by GAAP.

(c) The Company does not have any liabilities of a type or nature required to be reflected on a consolidated balance sheet of the Company and the Subsidiary prepared in accordance with GAAP, except: (i) liabilities reflected or reserved on the face of the Balance Sheet; (ii) liabilities in connection with the transactions contemplated by this Agreement; (iii) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, any Contract or Laws); (iv) those post-Closing executory obligations which arise pursuant to any Contract, in each such case, which arose in the Ordinary Course of Business and did not result from any default, tort, breach of Contract or breach of warranty; or (v) liabilities disclosed on Schedule 3.5(c).

(d) Except as set forth on Schedule 3.5(d), since the Balance Sheet Date, (i) the Business has been operated in the Ordinary Course of Business and (ii) there has not been any event, occurrence or development which, individually or in the aggregate, has had or would have a Material Adverse Effect.

3.6 Litigation. Except as set forth on Schedule 3.6, there are no actions, suits, investigations or Legal Proceedings against, or to the Knowledge of the Company, threatened against or affecting, the Company or the Subsidiary or any of their respective properties or assets, before any Governmental Authority or arbitrator that (a) involve a claim or claims seeking monetary damages in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate or injunctive or other equitable relief, or (b) challengers or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. None of the Seller, the Company, or the Subsidiary is a party or subject to any judgment or order of any Governmental Authority other than orders of general applicability, and is not in default thereunder.

3.7 Taxes and Assessments. Except as disclosed on Schedule 3.7:

(a) each of the Company and the Subsidiary has filed all Tax Returns required to be filed under applicable Law, and all such Tax Returns were correct and complete in all material respects;

(b) each of the Company and the Subsidiary has timely paid all material Taxes due from or with respect to it, except Taxes that are being contested in good faith as set forth on Schedule 3.7;

(c) each of the Company and the Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing any employee, independent contractor, creditor, stockholder or other third Person, and all Forms W-2 and 1099 required with respect thereto have been properly and timely filed or provided;

(d) no action, suit, Governmental Authority Legal Proceeding, or audit is now in progress with respect to the Company or the Subsidiary regarding Taxes, and none of the Seller, the Company, or the Subsidiary has received written notice of any pending or threatened action, suit, Governmental Authority Legal Proceeding, or audit against it (which remains outstanding) from any applicable Governmental Authority;

(e) neither the Company nor the Subsidiary has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency;

(f) as of the Closing Date, neither the Company nor the Subsidiary will be a party to any Tax allocation or sharing agreement;

(g) neither the Company nor the Subsidiary is or has been a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation § 1.6011-4(b)(2).

3.8 Permits and Approvals; Compliance with Laws; PUC.

(a) Except as set forth on Schedule 3.8(a), the Company and the Subsidiary (i) is, and since January 1, 2017 has been, in compliance in all material respects with all applicable Laws and (ii) has all material permits, licenses, authorizations, consents and approvals from or of, and has made all material filings, applications and registrations with, all Governmental Authorities required to carry on its business as now conducted (collectively, “Permits”), and all such Permits are in full force and effect and have not been violated by such Person in any material respect, and no suspension, cancellation or revocation of any such Permit is pending or, to the Knowledge of the Company, threatened against such Person.

(b) Except as set forth on Schedule 3.8(b), neither the Company or the Subsidiary has received notice of any material violation of any applicable Law by the Company or the Subsidiary or any of their Affiliates relating to the Business.

(c) Except as set forth in on Schedule 3.8(c), (A) the drinking water supplied by the Company and the Subsidiary to their respective customers is and has been in compliance in all material respects with all applicable federal and state primary drinking water standards, and (B) the Company and the Subsidiary has all rights necessary to extract and deliver water to its respective customers pursuant to existing agreements or applicable Law, and neither the Company nor the Subsidiary has reason to believe that any such rights will be lost, revoked or compromised or will not be satisfied.

(d) Schedule 3.8(d) contains a true and complete list of each jurisdiction in which each of the Company or the Subsidiary is subject to regulation as a public utility or public service company (or similar designation) by any PUC. Except as set forth on Schedule 3.8(d), all material filings required to be made by the Company or the Subsidiary since January 1, 2017, under all applicable Laws of such jurisdictions related to the regulation of public utilities or public service company have been filed with the appropriate PUC or other Governmental Authority.

3.9 Environmental Laws.

(a) Except as set forth on Schedule 3.9(a): (i) since January 1, 2017, neither the Company nor the Subsidiary has received a written notice, order, complaint or penalty from a Governmental Authority or any other Person alleging a material violation by or material liability of the Company or the Subsidiary of or under any Environmental Law; and (ii) there are no judicial, administrative or other actions, suits or Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing, in the case of clauses (i) and (ii), which allege a material violation by or material liability of the Company or the Subsidiary of or under any Environmental Law.

(b) The Company and the Subsidiary has all permits necessary for their operations to comply with applicable Environmental Laws, and the Company and the Subsidiary is in compliance in all material respects with the terms of such permits and applicable Environmental Laws.

(c) Except as set forth on Schedule 3.9(c), there has been no Release of any Hazardous Substance at any Owned Real Property or Leased Real Property or, to the Knowledge of the Company, at any property formerly owned, leased or used by the Company or the Subsidiary prior to or during the time of such ownership, leasing or use, that in any case requires reporting, investigation, assessment, cleanup, or remediation by the Company or the Subsidiary pursuant to any Environmental Law, except to the extent that such Release or threatened Release has been addressed appropriately pursuant to Environmental Law.

(d) Neither the Company nor the Subsidiary has assumed, undertaken or otherwise become responsible for any material liability of any other Person relating to or arising from any Environmental Law.

(e) Neither the Company nor the Subsidiary has entered into or been subject to any consent decree, compliance order or administrative order pursuant to any Environmental Law.

(f) The Company has made available to the Purchaser copies of all written studies, reports, data and assessments or investigations, including “Phase I” and “Phase II” reports, prepared since June 30, 2015, related to the environmental condition or compliance status of the Leased Real Property and Owned Real Property, or other properties (including without limitation real properties formerly owned, leased, or used by the Company or the Subsidiary) for which the Company or the Subsidiary may reasonably be expected to have liability, which have been conducted by or on behalf of the Company or any of the Subsidiary, or that are otherwise in the Company’s or the Subsidiary’s possession or control.

3.10 Properties.

(a) Except for the Permitted Liens and except as set forth in Schedule 3.10(a), the Company and the Subsidiary have good and marketable title to, or in the case of leased property and assets, have valid leasehold interests in, or the right to use, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the Ordinary Course of Business.

(b) Except as set forth in Schedule 3.10(b), none of the properties and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired by the Company or the Subsidiary after the Balance Sheet Date are subject to any Lien, except Permitted Liens.

(c) Except as set forth in Schedule 3.10(c), with respect to all real property owned by the Company or the Subsidiary (the “Owned Real Property”), there is no condemnation, expropriation or other Legal Proceeding in eminent domain pending or, to the Knowledge of the Company, threatened affecting any parcel of Owned Real Property or any interest therein. The Seller has made available to the Purchaser all title insurance policies, property condition reports, and surveys for each parcel of Owned Real Property. The Company or a Subsidiary has exclusive possession of each parcel of Owned Real Property. There are no outstanding options, rights of first offer, or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. Neither the Company nor the Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(d) The Seller has made available to the Purchaser a correct and complete copy of each lease, sublease, license or other Contract, currently in effect, under which any real property leased or subleased has been granted to the Company or the Subsidiary (each, a “Leased Real Property”) or is occupied or used by the Company or the Subsidiary (each, a “Company Lease”), as amended to date. Neither the Company or the applicable Subsidiary party to any Company Lease nor, to the Knowledge of the Company, any other party to any such Company Lease, is in breach or default, and no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a breach or default under or permit termination or material modification of, or acceleration of a material amount of rents due under, any Company Lease.

3.11 Contracts.

(a) Schedule 3.11(a) lists all Contracts of the type described below that are currently in effect as of the date of this Agreement and to which the Company or the Subsidiary is party, other than any Employee Plan, (collectively, the “Material Contracts”):

(i) any material joint venture, strategic partnership or similar arrangement (other than the governing documents of the Company or the Subsidiary);

(ii) any Contract for the bulk or wholesale supply of water to or by the Company or the Subsidiary;

(iii) any Contract which obligates the Company or the Subsidiary to make future payments of more than One Million Dollars ($1,000,000) individually and is not terminable by the Company or the applicable Subsidiary without penalty on one hundred twenty (120) days’ or less notice;

(iv) relating to the acquisition or disposition (by merger, sale of stock or otherwise) by the Company or the Subsidiary of any assets or capital stock or other equity interests of another Person;

(v) involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute involving the Company or a Subsidiary;

(vi) any Contract, other than a pipeline right-of-way or easement, that constitutes a lease of real or personal property used in the Business under which the Company or a Subsidiary is lessor or lessee, which lease cannot be terminated by the Company or the applicable Subsidiary without penalty on one hundred twenty (120) days’ or less notice and which involves an annual base rental of more than One Million Dollars ($1,000,000); and

(vii) any Contract that constitutes a non-competition agreement, area of mutual interest agreement, or any other agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which, the Company or the Subsidiary conducts the Business.

(b) Except as set forth in Schedule 3.11(b): (i) the Material Contracts are in full force and effect in accordance with their respective terms; (ii) there are no material defaults under such Material Contracts by the Company or the Subsidiary; (iii) no event has occurred that, with notice or lapse of time or both, would constitute a material default under any such Material Contract by the Company or the Subsidiary; and (iv) to the Knowledge of the Company, there has not occurred a material breach or default by any other Person under any Material Contract or any other event that with notice or lapse of time or both would constitute a material breach or default by any other Person under any Material Contract.

(c) Except as set forth in Schedule 3.11(c), there are no Contracts between the Company or the Subsidiary, on the one hand, and the Seller or an Affiliate of the Seller (other than the Company or a Subsidiary), on the other hand, that will be binding on the Company or the relevant Subsidiary after Closing.

3.12 Insurance Policies. Schedule 3.12 sets forth a list of the insurance policies carried by the Company and the Subsidiary as of the date of this Agreement. There are no claims by the Company or the Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights, and all such policies are in full force and effect, and no written notice of cancellation, termination or non-renewal has been received with respect to any such policy.

3.13 Intellectual Property.

(a) There are no registrations or applications for registration for Intellectual Property Rights owned by the Company or the Subsidiary. All of the Intellectual Property Rights owned by the Company or the Subsidiary are subsisting, and to the Knowledge of the Company, valid and enforceable.

(b) No Intellectual Property Right owned by the Company or the Subsidiary is being infringed or misappropriated by any third party, and neither the Company nor the Subsidiary is infringing or misappropriating any valid and enforceable Intellectual Property Right owned by any third party, except, in any case, where such infringement or misappropriation would not result in a Material Adverse Effect.

(c) To the Knowledge of the Company, there have been no actual or alleged theft or unauthorized disclosure, use, access, intrusions, or breaches of security, of the: (i) Company Systems; (ii) any personal information, payment card information, confidential or proprietary data or any other such information collected, maintained or stored by or on behalf of the Company or the Subsidiary; or (iii) any trade secrets and other confidential information that constitutes Intellectual Property Rights owned by the Company or the Subsidiary, except where such theft or unauthorized disclosure, use, access, intrusions, or breaches of security would not result in a Material Adverse Effect.

3.14 Labor Matters. Except as set forth on Schedule 3.14:

(a) Neither the Company nor the Subsidiary is party to, or bound by, any collective bargaining agreement with any labor organizations. As of the date of this Agreement, (i) no labor organization or group of the Business Employees has made a demand for recognition or certification as a union or other labor organization with respect to any of the Business Employees and (ii) there are no representation or certification Legal Proceedings or petitions seeking a representation Legal Proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any labor relations tribunal or authority with respect to any of such employees. Since June 30, 2017, neither the Company nor the Subsidiary has experienced any material strike, grievance, unfair labor practice claim, or other material employee or labor dispute. Copies of all currently applicable collective bargaining agreements have been made available to the Purchaser.

(b) Since January 1, 2017, the Company and the Subsidiary have been in compliance in all material respects with all applicable Laws relating to labor, employment, and fair employment practices, including all Laws relating to terms and conditions of employment, health and safety, employee-independent contractor classifications, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmation action, workers’ compensation, employee leave issues, labor relations, unemployment insurance, and the collection and payment of withholding or social security Taxes.

(c) Since January 1, 2017, the Company and the Subsidiary have not received (i) written notice of any charge or complaint with respect to or relating to them before any Governmental Authority responsible for the prevention of unlawful employment practices; (ii) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or written notice that such investigation is in progress; or (iii) written notice of any lawsuit or other Legal Proceeding pending or threatened in any judicial or arbitral forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) Since January 1, 2017, neither the Company nor the Subsidiary have implemented any employee layoffs that could implicate the WARN Act.

3.15 Employee Benefits.

(a) Schedule 3.15(a) sets forth a complete and correct list of each Employee Plan. Accurate, correct, and complete copies of each Employee Plan and summaries of material modifications in respect of any Employee Plan have been made available to the Purchaser.

(b) Except as set forth in Schedule 3.15(b), each Employee Plan has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including without limitation ERISA and the Code). All benefits, contributions and premiums required by and due under the terms of each Employee Plan or applicable Law have been timely paid in accordance with the terms of such Employee Plan, and in material compliance with all applicable Laws. There is no unfunded Employee Plan that provides a pension, retirement or post-employment welfare benefit.

(c) Each Employee Plans intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service or which may materially and adversely affect the qualified status of the Employee Plan.

(d) Except as set forth in Schedule 3.15(d), no Employee Plan: (i) is a “multi-employer plan” (as defined in Section 3(37) of ERISA); or (ii) is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA. No Employee Plan that is a “Pension Plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Sections 412 or 430 of the Code is in at-risk status as defined under Section 430(i)(4) of the Code or has failed to make any required minimum contribution, as defined in Section 430 of the Code or Section 303 of ERISA and there has been no waived funding deficiency within the meaning of Section 412 of the Code or Section 303 of ERISA and the Company has no Liability with respect to any terminated Pension Plan. None of the Seller, the Company or the Subsidiary: (A) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the PBGC or (B) has engaged in any transaction which would give rise to a liability of the Company, the Subsidiary or the Purchaser under Section 4069 or Section 4212(c) of ERISA

(e) Except as set forth in Schedule 3.15(e), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company or the Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or the Subsidiary to merge, amend or terminate any Employee Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Seller has made available to the Purchaser true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(f) Except as set forth in Schedule 3.15(f) and other than as required under Section 4980B of the Code or other applicable Law, no Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g) Each Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither the Company nor the Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

3.16 Brokers. Except as set forth in Schedule 3.16, neither the Company nor the Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent in connection with the negotiation, execution or delivery of this Agreement or any Ancillary Agreement.

3.17 Affiliate Obligations.

(a) Neither the Seller nor any Affiliate of the Seller (other than the Company or its Subsidiary) owns or otherwise has any interest in any of the properties or assets (whether real, personal, tangible or intangible) (i) that are reflected on the Balance Sheet or (ii) acquired by the Company or the Subsidiary after the date of the Balance Sheet.

(b) As of the Closing and the Effective Time, neither the Company nor the Subsidiary has any indebtedness, liability, or obligation of any kind, contingent or non-contingent, to the Seller or any Affiliate of the Seller (other than the Company and the Subsidiary).

3.18 Limitations. Except as expressly represented otherwise in this Article 3 or in the certificate of the Company to be delivered at Closing pursuant to Section 7.2(c), the Company and the Seller make no, and hereby expressly disclaim, any representation or warranty, express, implied, or statutory as to: (i) title to any of the assets of the Business; (ii) the contents, character, or nature of any descriptive memorandum, report, study, presentation or summary, abstract, or derivative work based on, or relating to, the Company, the Subsidiary, or the Business, (iii) future costs or revenues relating to, or arising from, the ownership of the Shares, the Company, the Subsidiary, or the Business; (iv) the existence of any prospect, expansion, or opportunities with respect to the Business, the Company, the Subsidiary, or the Shares; (v) any estimates of the value of Shares, Business, Subsidiary, or the Company, or the assets thereof or future revenues to be generated, or costs incurred, by any of the foregoing; (vi) the maintenance, repair, condition, quality, suitability, design or marketability of any assets owned or leased by the Company or the Subsidiary, or otherwise included in the Business; (vii) infringement of any intellectual property right; (viii) any other materials or information that may have been made available or communicated to Purchaser or its Affiliates, or its or their employees, agents, consultants, Representatives, or advisors in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto; and (ix) compliance with any law (including Environmental Laws); and further disclaims any representation or warranty, express, implied, or statutory, of merchantability, fitness for a particular purpose, or conformity to models or samples of materials of any equipment or other assets, it being expressly understood and agreed by the Parties that, except as expressly set forth in this Article 3, the Shares, the Company, the Subsidiary, and all assets thereof or that otherwise relate to the Business, are being transferred “as is, where is,” with all faults and defects, and that Purchaser has made or caused to be made such inspections as purchaser deems appropriate to enter into this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller as follows:

4.1 Organization. The Purchaser is a corporation organized, validly existing, and in good standing under the Laws of the State of Delaware.

4.2 Authorization. The Purchaser has the power to enter into and perform its obligations under this Agreement and the Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Ancillary Documents. The execution, delivery, and performance of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser (and the Ancillary Agreements will be duly executed and delivered by the Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of the Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by Bankruptcy and Equitable Exceptions.

4.3 No Conflict. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation of the transactions contemplated by this Agreement, will not: (a) violate the applicable governing documents of the Purchaser; (b) subject to the consents, waivers and approvals referenced below, violate any applicable Law; or (c) constitute a material default under, or give rise to any right of termination, cancellation, or acceleration under any material Contract, note, bond, mortgage, indenture, or other financing instrument binding upon the Purchaser. Except as required by the HSR Act or as set forth on Schedule 6.2(d), the execution, delivery, and performance of this Agreement by the Purchaser will not be subject to any consent, approval, or waiver from any Governmental Authority or other third Person.

4.4 Litigation. There are no actions, suits, or Legal Proceedings pending or threatened in writing before any Governmental Authority or arbitrator against the Purchaser or any Affiliate of the Purchaser which are reasonably likely to impair or delay materially the Purchaser’s ability to perform its obligations under this Agreement.

4.5 Financial Ability. The Purchaser: (a)at the Closing will have sufficient unrestricted internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any fees or expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement; (b) otherwise has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement; and (c) has not incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities. The Purchaser acknowledges and agrees that: (x) the Seller, the Company and their respective Affiliates have no responsibility for any debt financing that the Purchaser may raise in connection with the transactions contemplated by this Agreement; (y) it is not a condition to the Closing under this Agreement, nor to the consummation of the transactions contemplated by this Agreement, for the Purchaser to obtain any equity or debt financing; and (z) it does not have the right to terminate this Agreement for failure to obtain any equity or debt financing.

4.6 Investment Intent. The Purchaser is acquiring the Shares for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.

4.7 Qualification; Bonding. Without limiting Section 11.5, the Purchaser is, or as of the Closing shall be (and shall cause the Company and any applicable Subsidiary to continue to be), qualified under applicable Laws to hold the permits and other assets and properties of the Company and the Subsidiary. The Purchaser has, or as of the Closing will have (and will cause the Company and any applicable Subsidiary to have), posted such bonds and other financial assurances, and provided such evidence of financial responsibility, as may be required for the ownership of such permits and other assets. To Purchaser’s knowledge, no fact or condition exists with respect to Purchaser in relation to such properties and assets which would be expected to cause any Governmental Authority to withhold its approval of the transactions contemplated hereby.

4.8 Solvency. As of the Closing and immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the Purchase Price and any amounts which, by the terms of this Agreement, reduce the Purchase Price, and all of the related fees and expenses of the Purchaser and its Affiliates in connection therewith: (i) the amount of the “fair saleable value” of the assets of the Purchaser, the Company, the Subsidiary and the Purchaser’s other subsidiaries will exceed (A) the value of all liabilities of the Purchaser, the Company, the Subsidiary and the Purchaser’s other subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of the Purchaser, the Company, the Subsidiary and the Purchaser’s other subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) the Purchaser, the Company, the Subsidiary and the Purchaser’s other subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (iii) the Purchaser, the Company, the Subsidiary and the Purchaser’s other subsidiaries will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, including contingent and other liabilities, as they mature” means that the Purchaser, the Company, the Subsidiary and the Purchaser’s other subsidiaries will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

4.9 Brokers. The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent in connection with the negotiation, execution or delivery of this Agreement or any Ancillary Agreement.

ARTICLE 5

COVENANTS OF THE PARTIES

5.1 Regulatory Compliance; Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchaser and the Seller shall use its reasonable best efforts to assist, consult with and cooperate with each other and any other parties in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all actions necessary to cause the conditions to the Closing to be satisfied as promptly as practicable; (ii) the obtaining of all actions, waivers, Permits, consents, approvals and authorizations from all third parties and all Governmental Authorities necessary or advisable to consummate, or in connection with, the transactions contemplated by this Agreement; (iii) the making of all necessary registrations and filings promptly with the appropriate Governmental Authorities, including any registrations and filings required by the HSR Act; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) In furtherance (but not in limitation) of Section 5.1(a), the Purchaser and the Seller shall each keep the other apprised of the status of matters relating to actions, waivers, Permits, consents, approvals, authorizations, applications, filings and completion of the transactions contemplated by this Agreement and the Ancillary Agreements. Subject to applicable Law, each of the Purchaser and the Seller shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, all of the information relating to the Purchaser, the Seller, the Company or the Subsidiary, as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Purchaser and the Seller shall promptly (but in no event later than (i) with respect to any required applications, notices or other filings under the HSR Act, the date which is nine months prior to the date on which the Parties reasonably expect the Closing to occur, or (ii) with respect to any required applications, notices or other filings under any other applicable Law, sixty (60) days after the date of this Agreement) make all filings and submissions with Governmental Authorities under applicable Law that are necessary or advisable to consummate, or in connection with, the transactions contemplated by this Agreement and the Ancillary Agreements, including a filing with respect to the transactions contemplated hereby with the Committee on Foreign Investment in the United States. The Seller, on the one hand, and the Purchaser, on the other hand, shall each, in connection with the efforts referenced in this Section 5.1 to obtain all requisite Permits for the transactions contemplated by this Agreement under applicable Law, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Legal Proceeding initiated by a private party, in each case, regarding any such transaction; (ii) keep the other Party informed of any material communication received by such Party from, or given by such Party to, any PUC, the FTC, the Antitrust Division of the DOJ, or any other Governmental Authority and of any communication received or given in connection with any Legal Proceeding by a private party, in each case regarding any such transaction; (iii) subject to applicable Law, permit the other Party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, any PUC, the FTC, the DOJ, or any other Governmental Authority or, in connection with any Legal Proceeding by a private party regarding any such transaction, any other Person, and to the extent permitted by any such PUC, the FTC, the DOJ, or other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate, and shall participate and attend upon the request of the other Party, in such meetings and conferences subject to applicable Law; and (iv) shall, if requested by the other Party or any Governmental Authority, promptly provide information or respond to questions by such Governmental Authority in connection with the subject matter of this Agreement. All fees payable pursuant to this Section 5.1 relating to registrations and filings required by the HSR Act shall be borne by the Purchaser.

5.2 Interim Period Access.

(a) Upon reasonable notice, subject to applicable HSR and other applicable Laws, the Company shall, and shall cause the Subsidiary to, afford to the Purchaser and its Representatives, reasonable access during normal business hours during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, to the Company’s and the Subsidiary’s existing books and records for the sole purpose of enabling the Purchaser to verify the accuracy of the Company’s representations and warranties contained in this Agreement; provided, however, that any such access shall be conducted at the Purchaser’s expense, at reasonable times, under the supervision of appropriate personnel of the Company and the Subsidiary, in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement and not to interfere with the normal operation of the business of the Company and the Subsidiary, and the Purchaser shall provide the Seller with at least three (3) days written notice before such access, along with a description of the activities the Purchaser intends to undertake; provided, further, that no Phase II environmental reviews or other intrusive environmental studies or tests may be performed with respect to the real property owned or leased by the Company or the Subsidiary. Notwithstanding the foregoing provisions of this Section 5.2 or any other provision of this Agreement, neither the Company nor the Subsidiary shall be required to provide to the Purchaser documents that are subject to a confidentiality agreement that has not been duly waived, and provided that all documents or other information subject to attorney-client privilege and work-product doctrine shall be provided only under a joint defense privilege, to the extent applicable, and the Purchaser and the Company or the Subsidiary shall enter into such documentation as may reasonably be required to evidence such joint privilege. The Purchaser agrees that it will not, and it will cause its Representatives and Affiliates not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated hereby. All information obtained by the Purchaser and its Representatives under this Section 5.2 shall be subject to the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.

(b) The Purchaser’s and the Purchaser’s Affiliates’ access to and inspection of the assets of the Business shall be at the Purchaser’s sole risk, cost, and expense, and the purchaser waives and releases all claims against the seller, its affiliates, and each of their respective partners, members, officers, directors, employees, attorneys, contactors, agents, or other Representatives, arising in any way therefrom, or in any way connected therewith. The Purchaser agrees to indemnify, defend, and hold harmless the Seller and its Affiliates (and any of their directors, officers, employees, agents, and Representatives) from and against any and all claims, liabilities, losses, costs, and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, arising out of, or relating to, access to the assets and properties of the Company and the Subsidiary prior to the Closing by the Purchaser, its Affiliates, or their respective directors, officers, employees, agents, or Representatives, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of the Company, the Subsidiary, or their respective Affiliates. Purchaser recognizes and agrees that all materials, documents, samples, reports, and other information of any type and nature made available to it, its

Affiliates or Representatives, in connection with the transaction contemplated by this Agreement, are made available to it as an accommodation, and without representation or warranty of any kind, whether express, implied, or statutory, as to the accuracy and completeness of such materials, documents, samples, reports, and other information. No warranty of any kind is made by the Seller as to the information supplied to Purchaser or its Affiliates or Representatives or with respect to the assets to which the information relates. Purchaser expressly agrees that any reliance upon such information, or conclusions drawn from such information, shall be the result of its own independent review and judgment.

5.3 Post-Closing Retention and Access to Records. For a period of seven (7) years following the Closing Date, the Purchaser shall cause the Company and the Subsidiary to maintain all books and records relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for maintenance of such books and records, available to the Seller upon reasonable notice during normal business hours. If at any time after the Closing, the Seller requires a copy of any such book or record, the Seller shall have the right to promptly obtain a copy thereof from the Purchaser, the Company or the Subsidiary at the Purchaser’s, the Company’s or the Subsidiary’s cost (as applicable).

5.4 Press Releases. Until the Closing, neither the Seller nor the Purchaser, nor any Affiliate thereof, shall make any press release regarding the existence of this Agreement, the contents of this Agreement, or the transactions contemplated by this Agreement without the prior written consent of the Purchaser (in the case of announcements by the Seller or its Affiliates) or the Seller (in the case of announcements by the Purchaser or its Affiliates); provided, however, that the foregoing shall not restrict disclosures by the Purchaser or the Seller (or any of its Affiliates):

(a) to the extent that such disclosures are required by, or advisable under, applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates;

(b) that are necessary for a Party to perform this Agreement (including disclosure to a Governmental Authority or any third Persons holding rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); or

(c) subject to the Confidentiality Agreement, if such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised;

provided, further, that, in the case of clauses (a) and (b), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement. The Seller and the Purchaser shall each be liable for the compliance of their respective Affiliates with the terms of this Section 5.4.

5.5 Operation of Business.

(a) Except as may be expressly required by the other provisions of this Section 5.5 or until the Closing or earlier termination of this Agreement in accordance with its terms, Seller shall cause the Company and the Subsidiary to (i) operate the Business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Subsidiary and to preserve the rights, franchises, goodwill and relationships of its and their respective customers, lenders, suppliers, regulators and others having business relationships with the Company and the Subsidiary, and, without limiting the generality of the preceding, Seller shall cause the Company and the Subsidiary to:

(i) not take or fail to take any action which would reasonably be expected to cause a Lien to arise with respect to the Shares; split, combine, or reclassify any outstanding equity securities of the Company or the Subsidiary; repurchase, redeem, or otherwise acquire the Company’s, or the Subsidiary’s interests or securities; adopt a plan or complete or partial dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or the Subsidiary; issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity securities of the Company or the Subsidiary;

(ii) not amend or otherwise alter, waive, or change any rights or obligations under or with respect to the articles of organization of the Company or the Subsidiary (whether by merger, consolidation or otherwise);

(iii) not liquidate, dissolve, recapitalize, or otherwise wind up the Company or the Subsidiary;

(iv) not change the financial accounting methods, policies, or practices of the Company or the Subsidiary, and not make or change any Tax election or any method of Tax accounting, except, in each case, as required by the Accounting Principles or applicable Law or GAAP, and not pursue the payment or recovery of Tax-related regulatory liabilities and assets in a manner that is inconsistent with the approach contemplated by the Company in the existing Tax proceeding involving the Company;

(v) not acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses of another Person, other than (i) the acquisition of assets in the Ordinary Course of Business or in replacement of worn-out, obsolete, or damaged equipment, which are not, individually or in the aggregate, material to the Business, or (ii) the acquisition of assets and properties as described on Schedule 5.5;

(vi) not transfer, sell, hypothecate, encumber, or otherwise dispose of (by merger, consolidation, acquisition of stock or assets or otherwise) any material assets of the Company or the Subsidiary, except for (i) sales and dispositions of water in the Ordinary Course of Business; (ii) sales and dispositions of surplus, worn-out or obsolete equipment in the Ordinary Course of Business; and (iii) distributions of cash to the Seller or its designee;

(vii) not terminate, materially amend, or extend any Material Contract or enter into any Contract that, if in existence on the date of this Agreement, would be required to be disclosed pursuant to Section 3.11(a); (other than the expiration of such Material Contract in accordance with its terms); provided, however, that the Company and the Subsidiary may extend or renew, on terms no less favorable in the aggregate to the Company or the applicable Subsidiary or pursuant to the terms that are set forth in such Material Contract, any Material Contract that is scheduled to expire in accordance with its terms within twelve (12) months after the date of this Agreement;

(viii) with respect to the Company and the Subsidiary, maintain insurance coverage on the assets of, and with respect to the operations of, the Business in the amounts and of the types currently in force or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices;

(ix) use commercially reasonable efforts (including the expenditure of reasonable funds) to maintain in full force and effect all material Permits granted by a Governmental Authority held by the Company or the Subsidiary with respect to the Business;

(x) not make any loan, advances or capital contributions to, or investments in, any other Person other than accounts receivable in the Ordinary Course of Business and loans, advances or capital contributions to, or investments in, the Subsidiary;

(xi) except as expressly required or requested in writing by the Purchaser in connection with the transactions contemplated by this Agreement, (A) not enter into, or make any material amendment to, any employment, deferred compensation, severance, retirement or other similar agreement with any employee, director or officer of the Company or the Subsidiary or (B) not increase the compensation or other benefits payable to any employee, director or officer of the Company or the Subsidiary, including pursuant to any severance or retirement plans or policies thereof, in each case, other than (x) as required under the terms of any employee benefit plan or other Contract in existence as of the date of this Agreement, (y) as required by applicable Law or (z) in the Ordinary Course of Business;

(xii) not pay, settle, waive, or compromise any suit, claim, arbitration, or other Legal Proceeding involving or against the Company or the Subsidiary other than any such claims (or series of related claims) seeking solely monetary damages of less than Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate; provided, however, that the payment of amounts for such claims are paid in full prior to the Closing, or are reflected in Net Working Capital as a current liability;

(xiii) not enter into any Contract with the Seller on the one hand and the Company and/or a Subsidiary on the other hand;

(xiv) agree to do any of the foregoing.

(b) The Purchaser’s approval of any action restricted by this Section 5.5 shall not be unreasonably withheld, conditioned or delayed and shall be considered granted in full within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the Seller’s notice) of the Seller’s notice to the Purchaser requesting such consent unless the Purchaser notifies the Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 5.5, in the event of an emergency, the Seller may take such actions as may be reasonably necessary and shall notify the Purchaser of such action promptly thereafter.

5.6 Employee Matters.

(a) No Participation After Closing Date. The Seller shall take such action as necessary to ensure that each of the Company and the Subsidiary is no longer a participating employer eligible to participate in any of the Employee Plans on or after the Closing Date other than an Employee Plan sponsored by the Company or a Subsidiary solely for employees of the Company and/or the Subsidiary. With respect to Employee Plans in which the Company or the Subsidiary cease to be participating employers, the Seller shall take such action as necessary to ensure that all employees of the Company and the Subsidiary (the “Applicable Employees”) cease to participate in the Employee Plans on and after the Closing Date, except to the extent they, or their dependents, beneficiaries or alternate payees are entitled to receive a previously accrued benefit under an Employee Plan not transferred to the Purchaser under this Agreement.

(b) COBRA Benefits. On and after the Closing Date, the Purchaser, the Company and the Subsidiary, as applicable, shall have responsibility for all COBRA obligations related to the Applicable Employees who are employed by the Company or the Subsidiary, as applicable, on and after the Closing Date and their qualified beneficiaries that arise as a result of a COBRA qualifying event occurring after the Closing Date. The Seller shall have responsibility for all COBRA obligations for all individuals who are “M&A qualified beneficiaries.” An M&A qualified beneficiary, as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b), is a qualified beneficiary for COBRA purposes whose qualifying event occurred prior to or in connection with the transaction contemplated by this Agreement and who is, or whose qualifying event occurred in connection with, a covered employee whose last employment prior to the qualifying event was with the Company and/or one of the Subsidiary.

(c) Purchaser Obligation for Employment Terms and Benefits.

(i) Collective Agreements. With respect to any Applicable Employee covered by a collective bargaining agreement, the Purchaser shall cause each of the Company and the Subsidiary to fulfill its respective obligations with regard to compensation and other terms and conditions of employment set forth in the applicable collective bargaining agreements listed on Schedule 3.14(a).

(ii) Employment Terms. For the twenty-four (24) month period following the Closing Date, the Purchaser shall, or shall cause the Company to, provide each Applicable Employee as of the Closing Date who remains employed by the Company or the Subsidiary (each, a “Continuing Employee”) with the following, for so long as such Applicable Employee remains employed by the Company or the Subsidiary: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided thereto by the Company or the applicable Subsidiary immediately prior to the Closing; (ii) target bonus opportunities which are no less than the target bonus opportunities provided thereto by the Company or the applicable Subsidiary immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided thereto by the Company or the applicable Subsidiary immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect therefor immediately prior to the Closing Date. Nothing in this Agreement shall be construed as requiring the Purchaser, the Company, or the Subsidiary to continue the employment of any specific person.

(iii) Termination. Except as provided below, if an Applicable Employee is terminated by the Purchaser, the Company, or the Subsidiary during the 24 month period following the Closing Date for any reason other than a termination for cause (including any termination based on the conduct or performance of such Applicable Employee), the Purchaser shall, or shall cause the Company or the Subsidiary to, provide such Applicable Employee with:

(A) severance benefits equal to the greater of the severance benefits such Applicable Employee would be entitled to under the severance plan, policy or agreement then applicable thereto or the following:

(i) as applicable, either (x) base salary for the period from the termination date through the second anniversary of the Closing Date (the “Severance Period”) based on the base salary received by such Applicable Employee as of the termination date, or (y) wages for the Severance Period in an amount equal to the product of (I) the hourly wage rate received by such Applicable Employee as of the termination date, times (II) the number of hours for which such Applicable Employee received hourly wage compensation over the twenty-four (24) calendar month period ending with the calendar month immediately prior to the termination date, times (III) a fraction, the numerator of which is the number of days in the Severance Period and the denominator of which is 730; plus

(ii) overtime for the Severance Period in an amount equal to the product of (x) the overtime earned by the Applicable Employee during the twenty-four (24) calendar month period ending with the calendar month immediately prior to the termination date (adjusted to reflect such Applicable Employee’s base salary or hourly wage rate as of the date of termination), times (y) a fraction, the numerator of which is the number of days in the Severance Period and the denominator of which is 730; plus

(iii) bonus in an amount equal to the product of (x) two times the Applicable Employee’s target bonus (if any) for the year in which the termination occurs, times (y) a fraction, the numerator of which is the number of days in the Severance Period and the denominator of which is 730; and

(B) continued welfare benefits (including medical, prescription drug, dental, and life insurance benefits, to the extent that such Applicable Employee qualifies therefor) for a period equal to the longer of the Severance Period or such period such Applicable Employee would be entitled to continued welfare benefits under the applicable severance or other plan, policy or agreement (or a cash payment equal to the value of such continued benefits).

Notwithstanding the foregoing, in the event of any termination of employment resulting from any transfer of any facilities of the Company or the Subsidiary as a result of any condemnation or eminent domain proceeding or settlement thereof, the provisions of this Section 5.6(c)(iii) shall not apply; provided, however, that Purchaser and the Company shall use good faith efforts to cause any such terminated Applicable Employee to be hired by the authority to which such facilities are transferred (or by the operator thereof) and, in the absence thereof, shall provide such Applicable Employee with severance benefits equal to the severance benefits such Applicable Employee would be entitled to under the severance plan, policy or agreement then applicable thereto in connection with such a termination.

(iv) Prior Service and Other Credits. With respect to any employee benefit plan, program or policy that is made available by the Purchaser, the Company or the Subsidiary to the Applicable Employees on and after the Closing Date (the “Purchaser Plans”): (A) all periods of service with the Company, the Subsidiary or any ERISA Affiliate, or any predecessor entity of either, by any such employee prior to the Closing Date shall be credited for eligibility, participation, and vesting purposes, and to the extent required by a collective bargaining agreement, for benefit calculation purposes, under the Purchaser Plans, (B) with respect to any Purchaser Plans which are welfare plans as defined in Section 3(1) of ERISA to which such employee may become eligible, the Purchaser shall cause such Purchaser Plans to provide credit for the year in which the Closing occurs for any co-payments, deductibles, maximum out-of-pocket payments by such employees, and to waive all pre-existing condition exclusions and waiting periods, to the extent permitted by the insurance carriers for Purchaser Plans without additional cost, and (C) with respect to any Purchaser Plan to which such employee may become eligible and which provides flexible spending accounts, the Purchaser shall cause such Purchaser Plan to provide credit for the year in which the Closing occurs for the employee’s flexible spending account balances under Seller’s Plan. The Purchaser shall cause the Company and the Subsidiary to recognize and assume Liability for vacation days and previously accrued and reserved for by the Company and the Subsidiary as of the Closing Date.

(d) Transfer of Plan Obligations.

(i) Pension Plan.

(A) NYWSC Pension Plan. The Company as sponsor of the New York Water Service Corporation Pension Plan (the “NYWSC Pension Plan”) for the benefit of its employees and former employees shall continue to sponsor and maintain the NYWSC Pension Plan following the Closing Date.

(B) Seller Pension Plan. On the Closing Date or within one hundred twenty (120) days thereafter, the Seller shall cause to be transferred in cash from the Pension Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries (the “Seller’s Pension Plan”) to a defined benefit plan designated by the Purchaser (the “Purchaser’s Pension Plan”), that portion of assets and liabilities of the Seller’s Pension Plan attributable to the accrued benefits of those participants in Seller’s Pension Plan who are active employees or former employees of the Company or are beneficiaries or alternate payees of such active or former employees of the Company (referred to jointly herein as the “affected participants”). The amount of such assets and liabilities shall be determined in accordance with Section 414(l) of the Code and Section 4044 of ERISA (without regard to any de minimis rules) as certified by the actuaries for the Seller’s Pension Plan (following consultation with the actuaries for the Purchaser’s Pension Plan) as of the date as of which the assets are transferred. At least fifteen (15) days prior to the Closing Date, the Seller shall provide, or shall cause the Company to provide, a notice to each affected participant regarding the cessation of benefit accruals as of the Closing Date under the Seller’s Pension Plan in accordance with Section 4980F of the Code and the regulations thereunder and the transfer of his or her accrued benefit to, and the continuation of accruals under, the Purchaser’s Pension Plan following the Closing Date. The establishment or amendment of the Purchaser’s Pension Plan and transfer of assets and Liabilities hereunder are subject to all applicable notice requirements and required governmental approvals, if any, including without limitation, the filing by both the Purchaser and the Seller of Form 5310-A at least thirty (30) days prior to the transfer. On and after the date as of which the assets are transferred, the Seller shall not retain any further Liability with respect to any contribution obligations or Liability for benefits under the Seller’s Pension Plan with respect to the affected participants, regardless of the funded status of the Seller’s Pension Plan or the Purchaser’s Pension Plan. For purposes of clarification and not of limitation, the Seller’s obligations to the Seller’s Pension Plan are limited to funding obligations due on or prior to the Closing Date. The pension asset transfer from the Seller’s Pension Plan to the Purchaser’s Pension Plan based on ERISA requirements for affected participants (as set forth in this Section 5.5(e)(i)(A)) calculated as of the Closing Date will be adjusted to the actual transfer date by interest based on the actual investment return of the Seller’s pension plan trust and any benefit payments made by Seller to affected participants. The investment return will be determined using the most recently available trust statements and using index returns for the various asset classes and the Seller actual asset allocation at the beginning of the asset transfer month, if necessary, for any partial month returns where statements are not readily available.

(C) To effectuate such transfer, the Purchaser shall deliver to the Seller as soon as practicable, but in no event later than ninety (90) days after the Closing Date, (i) a copy of the Purchaser’s Pension Plan and any amendment necessary to effectuate the receipt of the transfer of the assets and assumption of benefit Liabilities attributable to the accrued benefits of participants; (ii) a copy of the trust agreement for the Purchaser’s Pension Plan; (iii) the most recent favorable determination letter from the IRS with respect to the Purchaser’s Pension Plan; and

(iv) an opinion from the Purchaser’s legal counsel reasonably acceptable to the Seller that, to the best knowledge of the Purchaser, there is no reason to believe that the Purchaser’s Pension Plan is not a qualified plan under Section 401(a) of the Code and that the transfer of assets and assumption of benefit Liabilities will not jeopardize the qualified status of the Purchaser’s Pension Plan. The Seller shall deliver to the Purchaser as soon as practicable, but in no event later than ninety (90) days after the Closing Date, an opinion from the Seller’s legal counsel reasonably acceptable to the Purchaser that, to the best knowledge of the Seller, there is no reason to believe that the Seller’s Pension Plan is not a qualified plan under Section 401(a) of the Code and that the transfer of assets and benefit Liabilities will not jeopardize the qualified status of the Seller’s Pension Plan. The responsibility of administration of the Purchaser’s Pension Plan shall be the responsibility of the Purchaser as of the date of transfer.

(ii) Disability. The Seller shall retain liability for long-term disability benefits payable to Applicable Employees who as of the Closing Date are receiving long-term disability benefits or who as of the Closing Date are eligible to receive, or following the expiration of any applicable elimination period, will be eligible to receive long-term disability benefits. The Seller shall be liable for payment of all sick leave, short-term disability and workers’ compensation claims payable to an Applicable Employee through the Closing Date, and the Purchaser shall be responsible thereafter. The Purchaser agrees to honor the reemployment rights of Applicable Employees absent from employment on the Closing Date due to sick leave, short- or long-term disability or workers’ compensation.

(iii) 401(k) Plan. The Seller shall retain the Savings Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries (the “Savings Plan”), and Applicable Employees shall be entitled to a distribution from the Savings Plan after the Closing Date to the extent permitted by the Savings Plan and applicable Law. The Seller, if applicable, shall amend the Savings Plan to (i) fully vest the Applicable Employees as of the Closing Date and (ii) allow Applicable Employees to continue to make loan payments on any outstanding participant loan following the Closing Date. The Continuing Employees shall be eligible to commence participation in a Purchaser-designated 401(k) savings plan as soon as administratively practicable following the Closing Date and shall be permitted to rollover their account balances from the Savings Plan, including any outstanding loans.

(iv) Retiree Welfare Plan.

(A) Retirees. The Seller shall retain all liabilities with respect to retirees covered under its Group Insurance Plan for Retired Employees of American Water Works Company, Inc. and its Designated Subsidiaries and Affiliates (the “Seller Retiree Welfare Plan”) on the Closing Date. The Purchaser agrees that for a period of two years following the Closing Date the Company, the Purchaser and any affiliate of the Purchaser shall not hire a former employee of the Company who retired as an eligible retiree for purposes of the Seller Retiree Welfare Plan after the date of this Agreement and prior to the Closing Date. In the event such retiree is hired by the Company, the Purchaser or any affiliate of the Purchaser during such two year period following the Closing Date, the Purchaser shall pay the Seller $100,000 for each such retiree hired.

(B) Employees. On the Closing Date or within one hundred twenty (120) days thereafter, the Seller shall cause to be transferred in cash from the trusts maintained pursuant to Section 501(c)(9) of the Code (the “Seller’s VEBAs”) that apply to the Applicable Employees employed by the Company on the Closing Date to a VEBA designated by Purchaser to fund the retiree medical and welfare benefits of such employees (the “Allocable VEBA Assets”). The Allocable VEBA Assets shall equal the Accumulated Post-Retirement Benefit Obligation (the “APBO”) for the employees of the Company covered by a collective bargaining agreement as a percentage of the APBO for the entire Seller Retiree Welfare Plan multiplied by the total aggregate fair market value of the Seller’s VEBAs as of the last day of the month prior to the Closing Date, adjusted for interest and benefit payments and contributions through the Closing Date. The APBO for purposes of the calculation shall be the APBO calculated as of the most recent fiscal year end. The Allocable VEBA Assets will be calculated as of the Closing Date by actuaries for the Seller Retiree Welfare Plan.

(C) Neither the foregoing nor any other provision of the Agreement is intended to, and shall not, limit or restrict the right of any Party or any Affiliate of any Party sponsoring a plan providing for retiree medical coverage to amend such plan with respect to the benefits provided thereunder or to terminate such plan except as may otherwise be required by any applicable collective bargaining agreement.

(v) Nonqualified Plans. Obligations with respect to the Applicable Employees who participate in the following nonqualified plans shall remain with the Seller: (A) the American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan, (B) the American Water Works Company, Inc. Executive Retirement Plan, (C) the American Water Works Company, Inc. 2017 Omnibus Equity Compensation Plan, (D) the Annual Incentive Plan, and (E) the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries (collectively the “Nonqualified Plans”). Benefits under the Nonqualified Plans shall be determined in accordance with the terms of the Plans and, to the extent applicable, under the terms of any stock option grant, restricted stock unit grant, performance stock unit grant or other equity award or deferral agreement made to or with such employee prior to the Closing Date.

(e) If a plant closing or a mass layoff occurs or is deemed to occur with respect to the Continuing Employees at any time on or after the Closing, the Purchaser shall be solely responsible for providing all notices required under the WARN Act, including coordinating with the Company and the Subsidiary to ensure any required pre-Closing notices are sent and, if notices are unable to be timely sent, payment of all amounts, penalties, liabilities, costs and expenses.

(f) Nothing in this Agreement is intended to amend any Employee Plan or affect the Seller’s, the Company’s, a Subsidiary’s, or any ERISA Affiliate’s right to amend or terminate any Employee Plan pursuant to the terms of such plan. Nothing in this Agreement is intended to amend any Purchaser Employee Plan or affect the Purchaser’s or any of the Purchaser’s Affiliate’s right to amend or terminate any Purchaser Employee Plan pursuant to the terms of such plan. This Section 5.6 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.6. Nothing contained in this Agreement, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.6 shall not create any right in any employee or any other Person to any continued employment with the Company, the Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

5.7 Further Assurances. After Closing, the Seller and the Purchaser each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

5.8 Exclusivity. From and after the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except for the transactions contemplated by this Agreement, without the prior written consent of the Purchaser, the Seller shall not, and shall cause the Company, the Subsidiary, and their respective Affiliates, not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or Contract with any Person, with respect to the sale of the Shares or any shares, capital stock or other voting or equity interests of the Subsidiary, or all or substantially all of the assets of the Company or the Subsidiary, or any merger, recapitalization or similar transaction with respect to the Company or the Subsidiary.

5.9 Termination of Affiliate Obligations. Except with respect to liabilities relating to employment relationships and the payment of compensation and benefits in the Ordinary Course of Business, and except for the matters described on Schedule 5.9, the Seller shall terminate, settle, cancel, or assign effective as of or prior to the Effective Time, all Contracts, Intercompany Debt and obligations between the Company and the Subsidiary, on the one hand, and Seller or its Affiliates (other than the Company and the Subsidiary), on the other hand, including the termination or severance of Tax services, treasury and finance services, legal services and banking services (to include the severance of any centralized clearance accounts) (collectively, the “Terminated Affiliate Obligations”). On and after the Effective Time, none of the Purchaser, the Company, the Subsidiary or any of their Affiliates shall have any obligations or liabilities arising out of or pursuant to any Terminated Affiliate Obligations.

5.10 Confidentiality.

(a) For five (5) years after the Closing Date, the Seller shall (and shall cause its Affiliates to) maintain as confidential, and shall not (and shall cause its Affiliates to not) use or disclose, except as required by Law or as authorized in writing by the Purchaser, any Confidential Information. The Seller shall take all appropriate steps (and to cause each of its Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft, using the standard of care that they each use to protect their own similar confidential information (and in no event less than a reasonable standard of care). In the event the Seller or any of its Affiliates is required by Law to disclose any Confidential Information, the Seller shall promptly notify the Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure. The foregoing shall not apply to press releases or other announcements pursuant to Section 5.4 or Confidential Information that: (i) is or becomes generally available to the public, other than as a result of breach of this Section 5.10(a) by the Seller; (ii) is acquired independently from a third Person that represents to the Seller or its Affiliate that it has, and Seller or such Affiliate does not otherwise have reason to believe that such Person does not have, the right to disseminate such information at the time it is acquired by the Seller; or (iii) is used or disclosed by the Seller in the enforcement of this Agreement or its rights under this Agreement or under any document executed pursuant to the transactions contemplated hereby. The Confidentiality Agreement shall terminate and be of no further force or effect as of the Closing.

(b) The Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.10 will be inadequate and, accordingly, the Seller covenants and agrees that the Purchaser shall, in addition to any other rights and remedies which the Purchaser may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, the Seller and the Purchaser agree that the terms of the covenant in this Section 5.10 are fair and reasonable and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section 5.10 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the Parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 5.10 shall be amended in accordance with said modification, it being specifically agreed by the Parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

5.11 Directors’ and Officers’ Insurance.

(a) From and after the Closing Date, the Purchaser, the Company and the Subsidiary (each, a “D&O Indemnifying Person”) shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the Closing Date, an officer, director, employee, shareholder, equity holder, member or manager of the Company or its Subsidiary (collectively, the “Company Indemnified Agents”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the D&O Indemnifying Person (which approval shall not be unreasonably delayed, conditioned, or withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer, employee, shareholder, equity holder, member or manager of any of the Company or its Subsidiary and arising out of actions or omissions of the Company, its Subsidiary, or any officer, director, employee thereof occurring at or prior to the Closing Date and whether asserted or claimed prior to, at, or after, the Closing Date, but only to the extent the Company or its Subsidiary would be required to do so as of the date of this Agreement under the governing documents of the

Company or such Subsidiary; provided, that each D&O Indemnifying Person shall only be required to indemnify a Company Indemnified Agent pursuant to this Section 5.11 to the extent permitted under the Law of the state of its formation to indemnify directors, officers, managers, shareholders, equityholders, members and employees, as the case may be, or those of a direct or indirect subsidiary (and the Purchaser, the Company and its Subsidiary, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Company Indemnified Agent to the fullest extent permitted by Law). In addition, the governing documents of the Company, its Subsidiary and their successors and assigns shall post-Closing contain provisions with respect to indemnification no less favorable to the Company Indemnified Agents than those in effect in the governing documents of the Company and its Subsidiary with respect to current officers, directors, managers, shareholders, equityholders, members and employees as in effect on the date of this Agreement.

(b) Each Company Indemnified Agent under this Section 5.11 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Company Indemnified Agent in respect of which indemnity may be sought from a D&O Indemnifying Person under this Section 5.11, notify the D&O Indemnifying Person in writing of the commencement thereof. The omission of any Company Indemnified Agent to notify a D&O Indemnifying Person of any such action shall not relieve such D&O Indemnifying Person from any liability which it may have to such Company Indemnified Agent, unless, and only to the extent that, such omission actually and materially prejudices the D&O Indemnifying Person. In case any such action or other proceeding shall be brought against any Company Indemnified Agent and it shall notify the D&O Indemnifying Person of the commencement thereof, the D&O Indemnifying Person shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Company Indemnified Agent; provided, however, that any Company Indemnified Agent may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the D&O Indemnifying Person and a Company Indemnified Agent are, or are reasonably likely to become, a party, such Company Indemnified Agent shall have the right to employ separate counsel at the D&O Indemnifying Person’s expense and to control its own defense of such action or proceeding if, based on the advice of counsel to such Company Indemnified Agent, (a) there are or may be legal defenses available to such Company Indemnified Agent or to other Company Indemnified Agents that are different from or additional to those available to the D&O Indemnifying Person or (b) any conflict or potential conflict exists between the D&O Indemnifying Person and such Company Indemnified Agent that would make such separate representation advisable. The D&O Indemnifying Person shall not, without the consent of the Company Indemnified Agent, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Company Indemnified Agent of a release from all liability in respect to such claim or litigation or which requires action by the Company Indemnified Agent. The rights accorded to Company Indemnified Agents under this Agreement shall be in addition to any rights that any Company Indemnified Agent may have at common law, by separate agreement or otherwise.

(c) For six (6) years from the Closing Date, the Purchaser shall cause the Company and its Subsidiary to maintain “tail” officers’ and directors’ liability insurance covering the Persons who are presently covered by their officers’ and directors’ liability insurance policies (copies of which have been made available to the Purchaser) with respect to actions and omissions occurring prior to the Closing Date, providing coverage from insurance carriers with the same or better credit ratings as the Company’s and its Subsidiary’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary duty insurance and not less favorable than provided by such insurance in effect on the date of this Agreement. The Purchaser shall pay, or cause the Company and its Subsidiary to pay, any applicable premiums for such insurance.

(d) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Agent, his or her heirs and his or her Representatives.

5.12 Purchaser’s Due Diligence Investigation.

(a) The Purchaser acknowledges and agrees that none of the Seller, the Company or the Subsidiary nor any of their respective Affiliates or Representatives has made any representations or warranties regarding the Seller, the Company, the Subsidiary, any of their respective businesses or assets or the Shares or otherwise in connection with the transactions contemplated hereby, other than the representations and warranties set forth in Article 3. Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that no projections, forecasts, predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Company or the Subsidiary or the Shares, is or shall be deemed to be a representation or warranty by the Seller, the Company or the Subsidiary to the Purchaser, under this Agreement, or otherwise, and that the Purchaser has not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated hereby. The Purchaser further acknowledges and agrees that materials it and its Representatives have received from the Seller, the Company, the Subsidiary and their respective Affiliates or Representatives, including any investment banker or broker, include projections, forecasts and predictions relating to the business of the Company and the Subsidiary; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; that the Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished; that the Purchaser shall not have any claims against the Seller, the Company, the Subsidiary or their respective Affiliates or Representatives, including any investment banker or broker, with respect thereto; and that the Purchaser has not relied thereon. The Purchaser acknowledges that, except for the representations and warranties set forth in Article 3, no Person has been authorized by the Seller, the Company or the Subsidiary to make any representation or warranty regarding the Seller, the Company or the Subsidiary, any of their respective businesses or assets, the Shares or the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Seller, the Company or the Subsidiary.

(b) The Purchaser acknowledges and agrees that it: (i) has made its own inquiry and investigation into, and, based thereon and on the representations and warranties set forth in Article 3, has formed an independent judgment concerning, the Company and the Subsidiary, their businesses and the Shares; and (ii) has conducted such investigations of the Company and the Subsidiary, their businesses and the Shares as the Purchaser deems necessary to satisfy itself as to the operations and conditions thereof, and will rely solely on such investigations and inquiries, the representations and warranties set forth in Article 3, and the certificate to be delivered to the Purchaser pursuant to Section 7.2(c). The Purchaser further acknowledges and agrees that it will not at any time assert any claim against the Seller, the Company, the Subsidiary or any of their respective present and former Affiliates or Representatives, including any investment banker or broker, or attempt to hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by such Persons concerning the Seller, the Company or the Subsidiary, any of their respective businesses or assets or the Shares, other than for any inaccuracies or misstatements in the representations and warranties set forth in Article 3 (subject to the limitations and expiration set forth in Article 10) or in the certificate to be delivered to the Purchaser pursuant to Section 7.2(c).

(c) The Purchaser is (or its advisors are) experienced and knowledgeable in the business of storing, supplying, distributing, and selling potable and irrigation water to the public, wholesale water transmission, wastewater treatment, and related services and activities and is aware of the risks of that business. The Purchaser acknowledges and affirms that: (a) it has been given such access to the Business, been afforded the opportunity to ask all questions of the Seller, and completed such independent investigation, verification, reviews, analysis, and evaluation of the Company, the Subsidiary, and the Business, as it has deemed necessary or appropriate to enter into this Agreement; and (b) prior to the Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Company, the Subsidiary, and the Business and made all such reviews and inspections of Company, the Subsidiary, and the Business as it deems necessary or appropriate to consummate the transactions contemplated hereby. Except for the representations and warranties expressly made by Sellers in Article 3 of this Agreement or the certificate to be delivered to the Purchaser pursuant to Section 7.2(c), the Purchaser acknowledges that there are no representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of the Company, the Subsidiary, and the Business and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own independent investigation, verification, analysis, and evaluation. The Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Shares, the Company, the Subsidiary, or the Business or made any finding or determination as to the fairness of an investment in any of the foregoing or the accuracy or adequacy of the disclosures made to the Purchaser, and, except as set forth in Article 9, the Purchaser is not entitled to cancel, terminate, or revoke this Agreement. Except with respect to Seller’s Fundamental Representations, at Closing, the Purchaser shall be deemed to have actual knowledge of all facts contained in such materials, documents, and other information as have been delivered to Purchaser prior to the Closing, and of any omission or absence of facts from such materials, documents, and other information which would have been discovered by the Purchaser’s exercise of reasonable care and due diligence.

(d) The Purchaser acknowledges that the Purchase Price has been negotiated based upon the Purchaser’s express agreement that should the Closing occur, the Purchaser will acquire the Company and the Subsidiary and their businesses, properties, assets and liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except such representations and warranties set forth in Article 3 and the certificate to be delivered by the Seller to the Purchaser pursuant to Section 7.2(c). Further, without limiting any representation or warranty set forth in Article 3, the Purchaser acknowledges that it has waived and hereby waives as a condition to the Closing or otherwise any further due diligence reviews, inspections or examinations with respect to the Company, the Subsidiary and the Shares, including with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters, other than as provided in Section 5.2 hereof to verify the accuracy of the Company’s representations and warranties contained in this Agreement (which shall not be a condition to the Closing, except as provided in Section 6.2(a)).

5.13 Release of Support Obligations.

(a) The Purchaser recognizes that the Seller and its Affiliates have provided guarantees or other credit support to the Company and/or the Subsidiary, all of which that are outstanding as of this Agreement are set forth on Schedule 5.13 (such support obligations set forth on Schedule 5.13, as modified or replaced from time to time in the Ordinary Course of Business, are hereinafter referred to as “Support Obligations”).

(b) Prior to the Closing, the Purchaser and the Seller shall cooperate, and each shall use its commercially reasonable efforts to, effect the full and unconditional release, effective as of the Closing Date, of the Seller and its Affiliates (other than the Company or the Subsidiary) from all Support Obligations, and in the case of the Purchaser, by (among other things):

(i) furnishing a letter of credit to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially similar to the terms and conditions of such existing letter of credit and from lending institutions that have a credit rating commensurate with or better than that of lending institutions for such existing letter of credit;

(ii) instituting an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation with terms reasonably acceptable to the counterparty of such existing escrow arrangement;

(iii) furnishing a guaranty to replace each existing guaranty that is a Support Obligation, which replacement guaranty is issued by a Person having a credit rating at least equal to “investment grade” and containing terms and conditions that are substantially similar to the terms and conditions of such existing guaranty;

(iv) posting a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation, which replacement surety or performance bond is issued by a Person having a net worth and credit rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are substantially similar to the terms and conditions of such existing surety or performance bond; and/or

(v) replacing any other security agreement or arrangement on substantially similar terms and conditions to the existing security agreement or arrangement that is a Support Obligation.

(c) The Purchaser shall cause the beneficiary or beneficiaries of such Support Obligations to: (i) remit any cash to the Seller or one of its Affiliates, as applicable, held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement pursuant to Section 5.13(b)(ii); and (ii) terminate, surrender and redeliver to the Seller, one of its Affiliates or the Seller Designee each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations.

(d) If the Purchaser and the Seller are not successful, following the use of commercially reasonable efforts, in obtaining the complete and unconditional release of the Seller and its Affiliates (other than the Company and the Subsidiary) from any Support Obligations by the Closing Date (each such unreleased Support Obligation, until such time as such Support Obligation is released in accordance with Section 5.13(d)(i), a “Continuing Support Obligation”), then:

(i) from and after the Closing Date, the Purchaser and the Seller shall continue to cooperate, and each shall continue to use its commercially reasonable efforts, to obtain promptly the full and unconditional release of the Seller and its Affiliates from each Continuing Support Obligation;

(ii) the Purchaser shall indemnify the Seller and its Affiliates from and against any liabilities, losses and reasonable costs or expenses incurred by the Seller and its Affiliates from and after the Closing Date in connection with each Continuing Support Obligation (including any demand or draw upon, or withdrawal from, any Continuing Support Obligation); and

(iii) the Purchaser shall not, and shall cause its Affiliates, including in all events the Company and the Subsidiary, not to, effect any amendments or modifications or any other changes to the Contracts or obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action that could increase, extend or accelerate the Liability of the Seller or any of its Affiliates under any Continuing Support Obligation, without the Seller’s prior written consent, which, subject to the application of the provisions of this Section 5.13(d) to any such increase, extension or acceleration, shall not be unreasonably withheld or delayed.

5.14 Transition Team.

(a) Within fifteen (15) days following the date of this Agreement, the Seller shall deliver to the Purchaser a list of Representatives to be appointed to a joint transition team. The Purchaser will appoint its Representatives to such team within fifteen (15) days after receipt of the Seller’s list. Such joint transition team will be responsible for preparing, as soon as reasonably practicable after the date of this Agreement, and timely implementing, a transition plan that will identify and describe substantially all of the various transition activities that the Parties will cause to occur before the Closing, specifically including the extraction of the Data from the Seller’s systems. In addition, the Seller shall keep the joint transition team updated on material matters relating to the operation of the Business.

(b) In addition to and in no way limiting Section 5.14(a), the Parties shall, as promptly as practicable following the execution of this Agreement, agree to the scope and duration of the services to be provided by the Seller and/or its Affiliates to the Purchaser and/or its Affiliates necessary to ensure a consistent level of services to the customers of the Business following Closing, which services shall be provided at reasonable rates (which rates shall not exceed 100% of the Seller’s, or its Affiliate’s, cost of providing such services) as allocated in accordance with the methodologies used for such allocations by the Seller and its Affiliates in accordance with past practice, and in accordance with the terms and conditions to be set forth in a Transition Services Agreement (such agreement, the “Transition Services Agreement”), the form and substance of which shall be reasonably satisfactory to the Purchaser and the Seller.

(c) If the Closing does not occur prior to January 1, 2021, then the joint transition team shall develop, subject to the reasonable approval of the Purchaser and the Seller, a capital expenditure plan for the Business for the 2021 calendar year; provided, that if the Purchaser and the Seller cannot agree on such 2021 capital expenditure plan, then the Capital Expenditures Budget shall remain in place for the 2021 calendar year, subject to revisions and increases to the Capital Expenditure Budget required or necessary in the Ordinary Course of Business.

5.15 Eminent Domain Proceedings.

(a) If, prior to the Closing Date, any Governmental Authority, including the Water Authority of Southeastern Nassau County, initiates a condemnation or eminent domain proceeding against a majority of the real and personal property of the Company and the Subsidiary (including without limitation the Owned Real Property), taken as a whole, by conducting a public hearing in accordance with the New York State Eminent Domain Procedure Law (the “EDPL”), N.Y. Em. Dom. Proc. Law, § 101 et seq. (McKinney 2010) or otherwise in accordance with applicable Law then in effect (a “Condemnation Proceeding”), the Seller shall promptly notify the Purchaser and shall provide the Purchaser with all information concerning such public hearing and any subsequent Condemnation Proceedings. The Purchaser shall then, at its sole option, either: (i) terminate this Agreement by providing written notice to the Seller within thirty (30) days of receipt of the notice from the Seller; or (ii) proceed to the Closing as provided in this Agreement, in which case, any right of the Seller to receive an award in condemnation or transfer resulting from negotiations pursuant to the commenced public hearing or such subsequent Condemnation Proceeding shall be assigned by the Seller to the Purchaser at the Closing, subject to the provisions of Section 5.15(c).

(b) If the Purchaser does not terminate this Agreement pursuant to Section 5.15(a), the Seller, the Company or the applicable Subsidiary shall: (i) not adjust or settle any Condemnation Proceedings without the prior written consent of the Purchaser, which approval may be withheld by the Purchaser in its sole and absolute discretion; (ii) keep the Purchaser fully advised as to the status of the Condemnation Proceedings; and (iii) allow the Purchaser to participate in all Condemnation Proceedings.

(c) If (i) a Condemnation Proceeding is initiated at any time during the period between the Date of this Agreement and the date that is three (3) months following the Closing Date, and (ii) an award is rendered pursuant thereto at any time during the two (2) year period following the Closing Date either (A) pursuant to an agreement or stipulation between the Company or the Subsidiary and such Governmental Authority for the acquisition of such any real or personal property of the Company or the applicable Subsidiary (including without limitation the Owned Real Property), pursuant to Section 304 of the EDPL, or other applicable Law then in effect or (B) after the entry of an order of the appropriate judgment by a court with competent jurisdiction over the Condemnation Proceeding pursuant to Sections 512 and 513 of the EDPL, or other applicable Law then in effect, then the Purchaser and the Seller shall share equally the amount of such award that is in excess of: (i) the Final Purchase Price, as adjusted pursuant to Section 2.4, as reasonably allocated by Purchaser to the affected properties, plus (ii) any and all expenses incurred by the Company or the applicable Subsidiary in connection with or related to the Condemnation Proceeding, and any and all liabilities related to the affected properties that are retained by the Company or the applicable Subsidiary following the disposition resulting from the Condemnation Proceeding, plus (iii) any and all expenses incurred by the Purchaser in connection with or related to the transactions contemplated by this Agreement, plus (iv) the aggregate amount of capital expenditures with respect to the affected properties made by the Company or the applicable Subsidiary during the period between the Closing Date and the date that such award in condemnation is rendered, less (v) the aggregate amount of depreciation accrued by the Company or the applicable Subsidiary with respect to the affected properties during the period between the Closing Date and the date that such award in condemnation is rendered.

5.16 Rate Case Cooperation. From and after the date of this Agreement until the Closing Date, the Parties agree to cooperate, and use commercially reasonable efforts to pursue, any rate case filed by the Company or the Subsidiary after the date of this Agreement, including, but not limited to, participating in consultations regarding rate case information, the preparation of rate case schedules, and responses to interrogatories in connection with such rate case. As of the Closing, the Purchaser shall assume all responsibility for any rate case then-pending and adopt all aspects of the case, including all witness testimony. The Company or applicable Subsidiary shall be responsible for all fees and expenses in connection therewith.

5.17 Seller Marks. The Purchaser shall (i) as promptly as practicable after the Closing, but in no event later than fifteen (15) days after the Closing Date, cease using any names, marks, trade names, trademarks and corporate symbols and logos of the Seller or any of its Affiliates and any word or expression similar thereto or constituting an abbreviation or extension thereof (collectively, and together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by the Seller or any of its Affiliates, the “Seller Marks”), and (ii) amend the Company’s and the Subsidiary’s charter documents to remove any use or reference to any of the Seller Marks; provided, however, that Purchaser shall have a commercially reasonable time in which to cause the Seller Marks to be removed from vehicles and other physical assets. Thereafter, the Purchaser shall not use any of the Seller Marks or any name or term confusingly similar to any of the Seller Marks in connection with the conduct of its or any of its Affiliates’ businesses or operations. In the event that the Purchaser breaches this Section 5.17, the Seller shall be entitled to specific performance and to injunctive relief, as well as any other remedies at law or in equity available to the Seller.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions of the Seller to Closing. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing of each of the following conditions by the Purchaser, any and all of which may be waived in writing by the Seller:

(a) the representations and warranties of the Purchaser set forth in Article 4 shall be true and correct in all material respects (or in all respects, in the case of representations and warranties qualified by materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and accurate as of such specified date);

(b) the Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by the Purchaser under this Agreement prior to or on the Closing Date;

(c) on the Closing Date, no provision of applicable Law and no injunction, order or award, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by the Seller or its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover damages from the Seller or any Affiliate of the Seller resulting therefrom;

(d) any PUC listed on Schedule 6.1(d) shall have approved the transactions contemplated by this Agreement (if required by applicable Law) and each such approval is valid and effective and not subject to any stay (and as to which no petition for stay is pending); provided, however, that no such approval shall impose terms or conditions that would reasonably be expected to be adverse to the Seller or its Affiliates, other than the Company or the Subsidiary (after giving effect to the purchase of the Shares by the Purchaser);

(e) the Purchaser shall have delivered, or caused to be delivered, to the Seller all items required to be delivered in accordance with Section 7.3; and

(f) the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

6.2 Conditions of the Purchaser to Closing. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing of each of the following conditions, any and all of which may be waived in writing by the Purchaser:

(a) the representations and warranties of the Company set forth in Article 3 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), with only exceptions as would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that any representation or warranty qualified by materiality, Material Adverse Effect or similar qualifications shall be deemed not to be so qualified for the purposes of this Section 6.2(a);

(b) the Seller and the Company shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by the Seller or the Company under this Agreement prior to or on the Closing Date;

(c) on the Closing Date, no provision of applicable law and no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by the Purchaser or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from the Purchaser or any Affiliate of the Purchaser resulting therefrom;

(d) any PUC listed on Schedule 6.2(d) shall have approved the transactions contemplated by this Agreement (if required by applicable Law) and each such approval is valid and effective and not subject to any stay (and as to which no petition for stay is pending); provided, however, that no such approval shall impose terms or conditions that would reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on Purchaser having an absolute (rather than proportional) magnitude that, if such effect were borne by the Company, would constitute a Material Adverse Effect;

(e) the Seller shall have delivered, or caused to be delivered, to the Purchaser all items required to be delivered in accordance with Section 7.2; and

(f) the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

ARTICLE 7

CLOSING

7.1 Time and Place of the Closing. The consummation of the purchase and sale of the Shares contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by the Purchaser and the Seller, take place at the offices of Holland & Knight LLP, 2929 Arch Street, Philadelphia, Pennsylvania 19104, as soon as possible, but in no event later than the third Business Day after satisfaction or, to the extent legally permissible, waiver by the party entitled to the benefit of, each of the conditions set forth in Article 6 (other than those conditions that, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time or place as the Parties may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing may take place by delivery of the documents to be delivered at the Closing by facsimile or other electronic transmission. All document deliveries and payments by one Party to another Party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred. Subject to the provisions of Article 9, failure to consummate the transactions contemplated in this Agreement on the date and time and at the place determined pursuant to this Section 7.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

7.2 Seller’s Deliverables. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Purchaser of its obligations pursuant to Section 7.3, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(a) original certificates evidencing all of the Shares, together with stock powers and assignments with respect thereto separate from such certificates signed by the Seller;

(b) an executed certificate from the Seller, dated as of the Closing Date, in form and substance described in Treasury Regulation § 1.1445-2(b)(2) certifying that the Seller is not a foreign person as defined in Section 1445 of the Code;

(c) a certificate from the Seller duly executed by an authorized officer of the Seller, dated as of the Closing, certifying on behalf of the Seller that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been fulfilled;

(d) payoff letters from each creditor that has a claim that is part of the Estimated Closing Indebtedness (the “Payoff Letters”), (A) specifying the total amounts owed to such creditor as of the Closing Date (such amounts to include all amounts, fees, expenses and penalties necessary to fully discharge each such item of Estimated Closing Indebtedness and to release all Liens thereunder), (B) provide for the release of all Liens granted to such creditor with respect thereto upon receipt of repayment of the applicable amount of Estimated Closing Indebtedness and (C) wire instructions for repayment of the applicable amount of Estimated Closing Indebtedness; and

(e) all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by the Purchaser; provided, however, none of the foregoing will expand or increase or diminish or decrease any representations, warranties, or other liabilities of the Company, the Subsidiary or the Seller expressly provided under this Agreement, or further decrease or increase any limitations, restrictions, or disclaimers for the benefit of the Company, the Subsidiary or the Seller, as expressly provided under this Agreement.

7.3 Purchaser’s Deliverables. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Seller of their obligations pursuant to Section 7.2, the Purchaser shall deliver or cause to be delivered the following:

(a) wire transfer(s) of the Estimated Purchase Price in immediately available funds to an account (or accounts) designated by the Seller;

(b) on behalf of the Company or the Subsidiary (as applicable), wire transfer(s) of immediately available funds to the account(s) in accordance with the payoff instructions indicated in the Payoff Letters delivered by the holders of the Estimated Closing Indebtedness, all amounts necessary to discharge fully the Estimated Closing Indebtedness as set forth in the Payoff Letters;

(c) on behalf of the Company or the Subsidiary (as applicable), wire transfer(s) of immediately available funds all amounts necessary to discharge fully all Estimated Transaction Expenses, in the amounts and in accordance with the payment instructions set forth on the Preliminary Closing Statement; and

(d) to the Seller, a certificate by an authorized officer of the Purchaser, dated as of the Closing, certifying on behalf of the Purchaser that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been fulfilled.

ARTICLE 8

TAX MATTERS

8.1 Liability for Taxes.

(a) From and after Closing, the Seller shall be liable for, and shall indemnify, and hold harmless the Purchaser, the Company, and their respective Affiliates from and against all Taxes of the Company or the Subsidiary for any Pre-Closing Period; provided, however, that the Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and taken into account in determining the Final Purchase Price after giving effect to all the adjustments set forth in Section 2.4.

(b) From and after Closing, the Purchaser shall be liable for, and shall indemnify and hold harmless the Seller and their respective Affiliates from and against (i) all Taxes of the Company and the Subsidiary for any Post-Closing Period and (ii) any Transfer Taxes required to be borne by the Purchaser pursuant to Section 11.3.

(c) Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes for a Straddle Period which is allocable to the Pre-Closing Period or the Post-Closing Period, any Taxes attributable to the Straddle Period that are based on or related to income, gains, or receipts will be allocated between the Pre-Closing Period and the Post-Closing Period based on an interim closing of the books (such Taxes allocable to the Pre-Closing Period being determined as if such taxable period ended as of the end of the Closing Date) and any other Taxes will be prorated between the Pre-Closing Period and the Post-Closing Period based upon the number of days in the applicable period ending on and including the Closing Date and the number of days in the portion of the Straddle Period beginning on and including the day after the Closing Date.

8.2 Preparation and Filing of Company Tax Returns.

(a) The Seller shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns that are required to be filed by the Seller, the Company, or the Subsidiary that are (i) due on or before the Closing Date and (ii) for taxable years or periods ending on or before the Closing Date.

(b) The Purchaser shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns that are required to be filed by the Company or the Subsidiary that are not required to be prepared and filed by the Seller.

(c) Any Tax Return required to be filed by the Purchaser relating to any Straddle Period shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Seller for the Seller’s written approval not less than forty-five (45) days prior to the due date for the filing of such Tax Return, which written approval shall not be unreasonably withheld, conditioned, or delayed. If the Seller objects to a Straddle Period Tax Return, the Purchaser and the Seller shall endeavor to resolve the matter. If the Purchaser and the Seller are unable to agree as to the Straddle Period Tax Return, the matter will be referred to the Accounting Arbitrator, whose decision shall be binding.

8.3 Access to Information.

(a) From and after Closing, the Seller shall grant to the Purchaser (or its designees) reasonable access at all reasonable times to the information, books, and records relating to the Company or the Subsidiary within the possession of the Seller (including work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with the Seller’s legal counsel and personnel files), and shall afford the Purchaser (or its designees) the right (at the Purchaser’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b) From and after Closing, the Purchaser shall grant to the Seller (or the Seller’s designees) reasonable access at all reasonable times to the information, books, and records relating to the Company and the Subsidiary within the possession of the Purchaser, the Company or the Subsidiary (including work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with any of the Purchaser’s legal counsel and personnel files), and shall afford the Seller (or the Seller’s designees) the right (at the Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Seller (or the Seller’s designees) to prepare Tax Returns, to conduct negotiations with, or contest deficiencies asserted by, Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c) Each of the Parties shall preserve and retain all schedules, work papers, and other documents within such Party’s possession relating to any Tax Returns of, or with respect to, Taxes of the Company or the Subsidiary or to any claims, audits or other proceedings affecting the Company or the Subsidiary until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

(d) At either the Purchaser’s or the Seller’s request, the other Party shall provide reasonable access to the Purchaser’s or the Seller’s, as the case may be, and their respective Affiliates’ (including the Company’s and the Subsidiary’) personnel who have knowledge of the information described in this Section 8.3.

(e) In the case of any Tax Return to be prepared pursuant to the provisions of this Article 8, if the Party that is not preparing the Tax Return (or any of its Affiliates) is required to pay any Taxes shown on the Tax Return, then the Party preparing the Tax Return shall provide the Party not preparing the Tax Return with appropriate documentation and computations reasonably requested by such latter Party supporting the determinations made by the Party preparing the Tax Return as to the amount of Tax so due by the Party not preparing the Tax Return (or any of its Affiliates).

8.4 Contest Provisions. If, after the Closing, the Purchaser or any of its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes, assessments or proceedings concerning Taxes with respect to which the Seller may incur indemnification liability under this Agreement (a “Tax Proceeding”), the Purchaser shall promptly notify the Seller of the Tax Proceeding in writing and in any event within ten (10) days after receiving the notice of the Tax Proceeding. The Seller shall have the right to represent their interests in any Tax Proceeding and to employ counsel of their choice at their expense. The Purchaser shall have the right to participate in any such Tax Proceeding at its own expense. Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of litigation, that portion of a Tax Proceeding for which the Purchaser may incur an indemnification obligation or that would result in increased liability for the Purchaser for Taxes attributable to a Post-Closing Period without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

8.5 Post-Closing Actions Which Affect the Seller’s Tax Liability.

(a) Except as provided in Section 8.7 with respect to Section 338(h)(10) Elections, the Purchaser shall not, and shall not permit its Affiliates to, take any action on or after the Closing Date that could (i) increase the Seller’s liability for Taxes (including any liability of the Seller to indemnify the Purchaser for Taxes under this Agreement) or (ii) result in, or change the character of, any income or gain that the Seller must report on any Tax Return.

(b) Neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile, or otherwise modify any Tax Return relating in whole or in part to the Company or the Subsidiary with respect to any taxable year or period ending on or before the Closing Date or any Straddle Period without the prior written consent of the Seller, which consent may be withheld in the sole discretion of either Seller.

8.6 Refunds.

(a) Any refunds of Taxes attributable to any Pre-Closing Period shall be for the account of the Seller and shall be paid by the Purchaser to the Seller within five (5) days of receipt of any such refund except to the extent that such Tax refund was taken into account for purposes of calculating the Final Purchase Price after giving effect to all adjustments set forth in Section 2.4. In determining the portion of a Tax refund relating to a Pre-Closing Period, any refund of Taxes relating to a Straddle Period shall be equitably apportioned between the portion of such period ending on the Closing Date and the portion of such taxable period beginning on the day after the Closing Date. The Purchaser shall reasonably cooperate with the Seller and their Affiliates at the Seller’s expense in order to take all necessary steps to claim any such refund. The Purchaser shall notify the Seller within ten (10) days following the discovery of a right to claim any such refund and upon receipt of any such refund. The Purchaser agrees to claim any such refund as soon as possible after the discovery of a right to claim a refund and to furnish to the Seller all information, records and assistance necessary to verify the amount of the refund or overpayment at the Seller’s expense.

(b) The Purchaser shall not, and shall cause the Company and the Subsidiary not to, carry back any Tax Item of the Company or the Subsidiary arising in any taxable period beginning at or after the Closing Date to a taxable year ending before the Closing Date, except as required by applicable Law.

8.7 Section 338(h)(10) Election.

(a) At Purchaser’s election, Purchaser and the Seller shall jointly make (i) the joint election provided for in Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1 (the “Section 338 Regulations”) with respect to the Company and/or (ii) such other similar elections, if any, under the legal requirements of any state or local jurisdiction analogous to the election provided for in Section 338 of the Code (the elections described in (i) and (ii) collectively, the “Section 338 Elections”). Purchaser and the Seller shall comply fully with all filing and other requirements necessary to effectuate the Section 338 Elections on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the Section 338 Elections, including the exchange of information and the joint preparation and filing of IRS Forms 8023 and IRS Forms 8883 (and all supplements thereto).

(b) Within ninety (90) days after the Finalization Date, the Purchaser shall prepare and deliver to the Seller, using and based upon the best information available to the Purchaser, a schedule (the “Section 338 Allocation Schedule”) allocating the Purchase Price (and all other capitalized costs) among the assets of the Company in accordance with Section 1060 of the Code, the Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Law, as appropriate), for the Seller’s review, comment, and approval, which approval shall not unreasonably be withheld, conditioned or delayed. The Seller shall have thirty (30) days to approve or object to the Section 338 Allocation Schedule. If the Seller objects to an allocation on the Section 338 Allocation Schedule in writing, the Purchaser and the Seller shall endeavor to resolve the matter. If the Purchaser and the Seller are unable to agree as to such an allocation, the matter will be referred to the Accounting Arbitrator, whose decision shall be binding. Upon final agreement as to the allocation, the allocation shall be binding upon the Purchaser and the Seller.

(c) Each of Purchaser and the Seller agrees to (i) prepare and timely file all applicable Tax Returns, including IRS Forms 8023 and IRS Forms 8883 (and all supplements thereto), in accordance with the Section 338 Allocation Schedule. At the Closing, the Seller shall deliver to Purchaser executed IRS Forms 8023, which Purchaser may, at its option, file with the IRS. The Seller shall include any income, gain, loss deduction, or other Tax Item resulting from the Section 338 Elections on its Tax Returns to the extent required by applicable law.

(d) Purchaser and the Seller agree to act in accordance with the Section 338 Allocation Schedule in the preparation and filing of all Tax Returns and in the course of any Tax audit, appeal, or litigation relating thereto, except as may be required by applicable law. Upon payment of any indemnification obligations hereunder resulting in an adjustment of the “aggregate deemed sale price,” the Section 338 Allocation Schedule shall be appropriately adjusted.

(e) Purchaser and the Seller acknowledge that, if the Section 338(h)(10) election is made, the acquisition of the Purchased Shares will be properly viewed for U.S. federal income Tax purposes (a) with regard to Purchaser as though Purchaser acquired all of the assets of the Company from the Company for the consideration provided herein, and (b) with regard to the Seller and the Company as though the Company sold its assets to Purchaser in exchange for the consideration provided herein and liquidated on the Closing Date. Purchaser and Seller agree to act in a manner consistent with such treatment for federal income Tax purposes and not to voluntarily take any position inconsistent therewith in the course of any Tax audit or other proceeding unless required to do so by applicable Laws.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual prior written consent of the Seller and the Purchaser;

(b) by the Seller or the Purchaser if the Closing has not occurred on or before June 30, 2021 (the “Closing End Date”); provided, that if, on the Closing End Date, one or more of the conditions to Closing set forth in Section 6.1(d) or Section 6.2(d) have not been fulfilled and such conditions are being diligently pursued by the appropriate Party, and all of the other conditions to Closing contained in Article 6 have been fulfilled or are capable of being fulfilled, then, at the option of either the Purchaser or the Seller (which shall be exercised by written notice on or before the Closing End Date), the Closing End Date shall be extended to December 31, 2021; provided, however, that, no Party shall be entitled to terminate this Agreement pursuant to this Section 9.1(b) if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants and agreements under this Agreement or such Party is in material breach of its representations and warranties set forth in this Agreement;

(c) by the Seller or the Purchaser, if the consummation of the Closing would violate any non-appealable final order (other than an order of any PUC, which must be then in force and effective but need not be non-appealable), decree or judgment of any Governmental Authority having competent jurisdiction, subject, however, to compliance by the terminating Party with the terms of Section 5.1;

(d) by the Purchaser (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Article 6 not to be satisfied), upon written notice to the Seller, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Seller or the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Article 6 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Purchaser or cured by the Seller, as applicable, within twenty (20) Business Days after receipt by the Seller of written notice thereof from the Purchaser or is not reasonably capable of being cured prior to the Closing End Date; or

(e) by the Seller (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Article 6 not to be satisfied), upon written notice to the Purchaser, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Article 6 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Seller or cured by the Purchaser, as applicable, within twenty (20) Business Days after receipt by the Purchaser of written notice thereof from the Seller or is not reasonably capable of being cured prior to the Closing End Date.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 5.4, this Article 9, Article 11, and the Confidentiality Agreement, all of which shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1 shall not relieve any Party from liability or damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by a Party’s equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) for willful breach of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination.

ARTICLE 10

INDEMNIFICATION; LIMITATIONS

10.1 No Survival; Exclusive Remedy; Representations and Warranties Insurance Policy. Except in the case of Fraud or as otherwise provided in Section 10.3:

(a) All representations and warranties of any Party hereunder and any certificate related to any such representations and warranties shall terminate upon, and shall not survive, the Closing, and none of the Parties nor any of their Affiliates, nor any of their respective directors, officers, employees, equityholders, partners, members, managers, trustees, beneficiaries or Representatives shall have any liability whatsoever with respect to any such representations and warranties and no claim for breach of any such representation or warranty or any claim for detrimental reliance or other right or remedy based thereon (whether in contract, in tort or at law or in equity) may be brought after Closing with respect thereto against any Party nor any Affiliate thereof, or any director, officer, employee, equity holder, partner, member, manager, trustee, beneficiary or representative of any Party or any Affiliate thereof.

(b) The Representations and Warranties Insurance Policy is the sole and exclusive remedy of the Purchaser for any breach of (i) the representations and warranties set forth in this Agreement or (ii) the certificate delivered pursuant to Section 7.2(c) caused by any breach of or inaccuracy in any representation or warranty contained in this Agreement.

(c) The Parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including under the Racketeer Influence and Corrupt Organizations Act of 1970), all of which the Parties hereby waive. In furtherance of the foregoing, from and after Closing, each Party hereby waives and releases to the fullest extent permitted under applicable Law, each other Party and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against such other Party or any of their respective Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated under this Agreement (including relating to any exhibit, Schedule or document delivered under this Agreement), including whether arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters.

10.2 Representations and Warranties Insurance Policy. No failure of Purchaser to obtain the Representations and Warranties Insurance Policy, and no cancellation, termination, amendment, waiver or other modification of the Representation and Warranties Insurance Policy, shall in any way increase any rights of Purchaser, increase any obligations of Seller, or modify or affect in any way any limitations set forth in this Agreement or arising in connection with the transactions contemplated hereby. If the Purchaser obtains the Representations and Warranties Insurance Policy, such Representations and Warranties Insurance Policy shall contain a complete waiver of the right to subrogation against the Seller and its Affiliates and neither the Purchaser nor its Affiliates shall amend the Representations and Warranties Insurance Policy in any manner that effects such waiver without the prior written consent of the Seller, which consent may be withheld at its sole and absolute discretion.

10.3 Indemnification for Fundamental Representations and Covenants. Notwithstanding Section 10.1:

(a) All Seller Fundamental Representations and any certificate delivered by Seller to Purchaser hereunder to the extent relating thereto, all Purchaser Fundamental Representations and any certificate delivered by Purchaser to Seller hereunder to the extent relating thereto, and all covenants and agreements set forth in this Agreement shall survive the Closing; provided, however, that no Person may make or bring a claim after the date that is twelve (12) months following the Closing Date with respect to any covenant or agreement that by its terms is to be performed prior to or at Closing.

(b) From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (including the Company and its Subsidiary) (collectively, the “Purchaser Indemnified Parties”) from and against all losses incurred or suffered by any Purchaser Indemnified Party resulting from:

(i) any breach or inaccuracy of any representation or warranty of Seller contained in Section 3.1(a), Section 3.1(b), Section 3.2(a), Section 3.2(c), Section 3.3(a), Section 3.4, Section 3.16 or Section 3.17 of this Agreement (collectively, the “Seller Fundamental Representations”) or, to the extent relating to any of the foregoing, any certificate delivered to the Purchaser pursuant to Section 7.2(c);

(ii) any breach of any covenant or agreement of the Company contained in this Agreement that by its terms is to be performed prior to or at Closing; or

(iii) any breach of any covenant or agreement of Seller contained in this Agreement.

(c) From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates (excluding the Company and its Subsidiary) (collectively, the “Seller Indemnified Parties”) from and against all losses incurred or suffered by any Seller Indemnified Party resulting from:

(i) any breach or inaccuracy of any representation or warranty of Purchaser contained in Section 4.1, Section 4.2, Section 4.8 and Section 4.9 of this Agreement (collectively, the “Purchaser Fundamental Representations”) or, to the extent relating to any of the foregoing, any certificate delivered to the Seller pursuant to Section 7.3(d); or

(ii) any breach of any covenant or agreement of Purchaser contained in this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall together constitute one and the same document. Delivery of an executed counterpart signature page by electronic means in portable document format (.pdf) is as effective as executing and delivering this Agreement in the presence of the other Parties to this Agreement.

11.2 Notices. Any and all notices required or permitted under this Agreement must be made or given in writing and delivered in person or sent by postage, pre-paid, United States Mail, certified or registered, return receipt requested, or by a recognized overnight carrier, or by fax or e-mail, to the other Party at the addresses set forth below; provided, however, if any delivery is made by electronic mail, the notice will be deemed delivered only if the Party giving the notice obtains a confirmation of receipt, which the Party receiving the notice shall be affirmatively obligated to provide (or allow to be provided, in the case of “read receipts” and other automated receipt notification processes). All notices will be deemed given and effective on the earliest to occur of actual receipt and (i) the confirmed electronic mail transmission, (ii) the hand delivery of the notice to the address for notices, (iii) one (1) Business Day after the deposit of such notice with an overnight courier service by the time deadline for next day delivery addressed to the address for notices, or (iv) three (3) Business Days after depositing the notice in the United States mail. The addresses of the Parties for purposes of notice are as follows:

If to the Seller or (prior to Closing) the Company:

American Water Works Company, Inc.

1 Water St.

Camden, NJ 08102

Attention: Jordan Mersky

E-mail: Jordan.Mersky@amwater.com

with copies (which will not constitute notice) to:

Holland & Knight LLP

2929 Arch Street, Suite 800

Philadelphia, PA 19104

Attention: Brian C. Miner

E-mail: Brian.Miner@hklaw.com

If to the Purchaser:

Liberty Utilities Co.

c/o Algonquin Power & Utilities Corp.

354 Davis Rd, Suite 100

Oakville, Ontario, Canada L6J 2X1

Attention: Chief Executive Officer

Email: Ian.Robertson@APUCorp.com

with copies (which will not constitute notice) to:

Liberty Utilities Co.

c/o Algonquin Power & Utilities Corp.

354 Davis Rd, Suite 100

Oakville, Ontario, Canada L6J 2X1

Attention: Chief Legal Officer

Email: Jennifer.Tindale@APUCorp.com

and to: notices@APUCorp.com

and to:

Husch Blackwell LLP

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Attention: James G. Goettsch

Email: jim.goettsch@huschblackwell.com

Any Party may change its address for notice by notice to the other in the manner set forth above.

11.3 Sales or Use Tax, Recording Fees and Similar Taxes and Fees. Notwithstanding anything to the contrary in Article 8, the Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees, and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (“Transfer Taxes”). Should the Seller, the Company, or any Affiliate of any of them pay prior to Closing, or should the Seller or any continuing Affiliate of the Seller pay after Closing, any amount for which the Purchaser is liable under this Section 11.3, the Purchaser shall, promptly following receipt of the Seller’s invoice, describing the amount in reasonable detail, reimburse the amount paid. If such transfers are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, the Purchaser shall timely furnish to Seller such certificate or evidence.

11.4 Expenses. Except as provided in Section 5.1, all expenses incurred by the Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants, and financial advisers employed by the Seller, shall be borne solely and entirely by the Seller, and all such expenses incurred by the Purchaser shall be borne solely and entirely by the Purchaser.

11.5 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

11.6 Dispute Resolution. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Delaware with respect to any dispute, claim, or controversy arising out of, in relation to, or in connection with, this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arising out of, in relation to, or in connection with, the determination of the Estimated Purchase Price pursuant to Section 2.4 that is referred to the Accounting Arbitrator pursuant to that Section) will be instituted exclusively in such courts. Each Party: (a) irrevocably submits to the exclusive jurisdiction of such courts; (b) waives any objection to laying venue in any such action or proceeding in such courts; (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it; and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 11.2. Notwithstanding the foregoing, a Party may commence any lawsuit in a court other than the above named courts solely for the purpose of enforcing an order or judgment issued by one of the above named courts. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in any other U.S. state for any purpose except as provided in this Agreement and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. The Parties hereby waive trial by jury in any action, proceeding, or counterclaim brought by any Party against another in any matter whatsoever arising out of, in relation to, or in connection with, this Agreement.

11.7 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

11.8 Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions in this Agreement contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.9 Assignment. No Party shall assign (including by change of control, merger, consolidation, or stock purchase) or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties under this Agreement (including by change of control, merger, consolidation, or stock purchase) to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void. Notwithstanding the foregoing, Purchaser shall have the right, without such consent, to assign its rights under this Agreement to a direct or indirect wholly owned subsidiary of Purchaser, so long as such assignment is consistent with any applications filed with any applicable PUC prior thereto for approval of the transactions contemplated hereby; provided, however, that no such assignment shall release Purchaser from, and Purchaser shall remain primarily liable for, any and all obligations and liabilities hereunder. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns.

11.10 Entire Agreement. The Confidentiality Agreement, this Agreement, the Purchaser Guarantee, and the documents to be executed under this Agreement and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement.

11.11 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by the Seller and the Purchaser and expressly identified as an amendment or modification.

11.12 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Purchaser and the Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Company Indemnified Agents pursuant to Section 5.11, the Purchaser Indemnified Parties and Seller Indemnified Parties pursuant to Section 10.3, and Holland & Knight pursuant to Section 11.18.

11.13 Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained in this Agreement (and any other application of such provision) shall not in any way be affected or impaired thereby.

11.14 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

11.15 References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; (g) ”include” and “including” mean include or including without limiting the generality of the description preceding such term; (h) “made available” means that the Purchaser, its Affiliates, or Representatives have had the opportunity, prior to the date of this Agreement, to review the relevant documents or referenced matters or materials at the offices of the Seller or its Affiliates or Representatives or electronically; and (i) the word “or” shall not be exclusive. Inclusion of a matter on a Schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter set forth on a Schedule as an exception for any representation shall be deemed to be an exception to all other representations for which its relevance is reasonably apparent on its face.

11.16 Construction. The Purchaser is capable of making such investigation, inspection, review and evaluation of the Shares, the Company, the Subsidiary, and the Business as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Business, its value, operation, and suitability. The Seller and the Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision of this Agreement.

11.17 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Seller, on the one hand, or the Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the

Seller, on the one hand, and the Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), without the necessity of proving the inadequacy of monetary damages and without the necessity of posting a bond or other security, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and this right shall include the right of the Seller to cause the transactions contemplated by this Agreement to be consummated. The Purchaser hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Purchaser and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Purchaser under this Agreement. The Parties further agree that (x) by seeking the remedies provided for in this Section 11.18, a Party shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) if this Agreement has been terminated or if the remedies provided for in this Section 11.18 are not available or otherwise are not granted, and (y) nothing set forth in this Section 11.18 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.18 prior or as a condition to exercising any termination right under Article 9 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 11.18 or anything set forth in this Section 11.18 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 9 or pursue any other remedies under this Agreement that may be available then or thereafter.

11.18 Legal Representation. In any Legal Proceeding by or against the Purchaser wherein the Purchaser asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, the Purchaser agrees in connection with such Legal Proceeding (a) that neither the Purchaser nor counsel therefor will move to seek disqualification of Holland & Knight, (b) to waive any right the Purchaser may have to assert the attorney-client privilege against Holland & Knight or the Seller or any of its Affiliates with respect to any communication or information contained in Holland & Knight’s possession or files and (c) to consent to the representation of the Seller and its Affiliates by Holland & Knight, notwithstanding that Holland & Knight has or may have represented the Seller or any of its Affiliates (including the Company and its Subsidiary) as counsel in connection with any matter, including any transaction (including the transactions contemplated by this Agreement), negotiation, investigation, Legal Proceeding or action, prior to the Closing. This consent and waiver extends to Holland & Knight representing the Seller against the Purchaser, the Company or the Subsidiary in litigation, arbitration or mediation in connection with this Agreement or the transactions contemplated hereby. In addition, all communications between the Seller, the Company and their respective subsidiaries, on the one hand, and Holland & Knight, on the other hand, related to this or any other proposed sale of the Shares, the Agreement or the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Seller and its Affiliates (and not the Company or its Subsidiary) (the “Seller Pre-Closing Communications”). Accordingly, none of the Company, its Subsidiary nor the Purchaser shall have access to any such Seller Pre-Closing Communications or to the files of Holland & Knight relating to such engagement from and after the Closing, and all books, records and other materials of the Company or its Subsidiary in any medium (including electronic copies) containing or reflecting any of the Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby retained by, assigned and transferred to the Seller effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement and shall be delivered to the Seller at the Closing with no copies thereof retained by the Company, its Subsidiary, the Purchaser or any of the Purchaser’s Affiliates or Representatives. From and after the Closing, the Purchaser, the Company and their respective Subsidiary, Affiliates and Representatives shall maintain the confidentiality of all such material and information. From and after the Closing, none of the Purchaser, the Company and their respective subsidiaries, Affiliates and Representatives shall access or in any way, directly or indirectly, use or rely upon any such materials or information. To the extent that any such materials or information are not delivered to the Seller prior to the Closing, they will be held for the benefit of the Seller, and the Purchaser, the Company and their respective subsidiaries and Affiliates will deliver all such material and information to the Seller promptly upon discovery thereof, without using or retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (a) the Seller and its Affiliates (and not the Company or its Subsidiary) shall be the sole holders of the attorney-client privilege with respect to such engagement and the Seller Pre-Closing Communications, and neither the Company nor its Subsidiary shall be a holder thereof, (b) to the extent that files of Holland & Knight in respect of such engagement and with respect to the Seller Pre–Closing Communications constitute property of the client, only the Seller and its Affiliates (and not the Company or its Subsidiary) shall hold such property rights and (c) Holland & Knight shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or the Seller Pre-Closing Communications to the Company or its Subsidiary by reason of any attorney-client relationship between Holland & Knight and the Company or its Subsidiary or otherwise. As to the Seller Pre-Closing Communications, the Purchaser and its Affiliates (including, after the Closing, the Company and its Subsidiary), together with any of their respective successors or assigns, agree that no such Person may use or rely on any of the Seller Pre-Closing Communications in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing. The Purchaser further agrees that, on its own behalf and on behalf of its subsidiaries (including, after the Closing, the Company and its Subsidiary), Holland & Knight’s retention by the Company and its Subsidiary shall be deemed completed and terminated without any further action by any Person effective as of the Closing. The Purchaser hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 11.18, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 11.18 is for the benefit of the Seller and Holland & Knight, and Holland & Knight is an intended third party beneficiary of this Section 11.18. This Section 11.18 shall be irrevocable, and no term of this Section 11.18 may be amended, waived or modified, without the prior written consent of the Seller and Holland & Knight. The covenants and obligations set forth in this Section 11.18 shall survive for ten (10) years following the Closing Date.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER:

American Water Works Company, Inc.

By:	/s/ SUSAN STORY
Name:	Susan Story
Title:	Chief Executive Officer

COMPANY:

New York American Water Company, Inc.

By:	/s/ JOHN DILLON
Name:	John Dillon
Title:	Vice President & General Counsel

PURCHASER:

Liberty Utilities Co.

By:	/s/ IAN ROBERTSON
Name:	Ian Robertson
Title:	Director

By:	/s/ GREGORY SORENSON
Name:	Gregory Sorenson
Title:	President

LIST OF SCHEDULES OMITTED FROM FILING

The following schedules to the attached Stock Purchase Agreement have been omitted from Exhibit 2.1 pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish the omitted schedules to the U.S. Securities and Exchange Commission upon request.

SCHEDULES

Schedule 1.1(h)	Capital Expenditures Budget
Schedule 1.1(mmm)	Working Capital Example
Schedule 1.2(a)	Accounting Principles
Schedule 5.5	Post-Execution Acquisition of Properties and Assets
Schedule 5.9	Affiliate Obligations
Schedule 5.13	Support Obligations
Schedule 6.1(d)	PUC Approvals – Purchaser
Schedule 6.2(d)	PUC Approvals – Seller

DISCLOSURE SCHEDULES

Schedule 3.1(c)	Seller No Conflict
Schedule 3.2(b)	Company No Conflict
Schedule 3.3	Subsidiaries
Schedule 3.5(b)	Balance Sheet
Schedule 3.5(c)	Undisclosed Liabilities
Schedule 3.5(d)	Operations Since Balance Sheet Date
Schedule 3.6	Litigation
Schedule 3.7	Taxes
Schedule 3.8	Permits and Approvals; Compliance with Laws; PUC
Schedule 3.9(a)	Environmental Laws
Schedule 3.9(c)	Release of Hazardous Substances
Schedule 3.10(a)	Properties: Marketable Title
Schedule 3.10(b)	Properties: Liens
Schedule 3.10(c)	Properties: Proceedings
Schedule 3.11	Material Contracts
Schedule 3.12	Insurance Policies
Schedule 3.14	Labor Matters
Schedule 3.15	Employee Benefits
Schedule 3.16	Brokers